Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BOOT BARN, INC.

RODEO ACQUISITION CORP.,

SHEPLERS HOLDING CORPORATION,

GRYPHON PARTNERS III, L.P.

AS

GUARANTOR

AND

THE SELLERS’ REPRESENTATIVE

DATED AS OF May 29, 2015

(continued)

(continued)

(continued)

v

LIST OF EXHIBITS AND SCHEDULES*

Exhibit(s)
Exhibit A	Support Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of Purchaser and Merger Sub Closing Certificate
Exhibit F	Form of Termination Agreement
Exhibit G	Form of Company Closing Certificate

Schedules	Referenced in:
Budget Schedule	Section 1.1
Governmental Licenses Schedule	Sections 1.1 and 5.11
Permitted Liens Schedule	Section 1.1
Brokerage Schedule	Sections 1.1 and 5.20
Working Capital Schedule	Sections 1.1, 2.10(a) and 2.10(b)
Contracts Schedule	Sections 1.1, 5.4, 5.9(a), 5.9(b) and 5.15(d)
Repaid Indebtedness Schedule	Section 2.9
Required Consents Schedule	Sections 3.2(e) and 4.6
Key Employees Schedule	Section 4.1
Negative Covenants Schedule	Section 4.2
Intellectual Property Recordation Schedule	Section 4.8
Capitalization Schedule	Sections 5.1(a) and 5.3
Corporate Organization Schedule	Section 5.1(b)
Material Restrictions Schedule	Section 5.4
Financial Statements Schedule	Section 5.5(a)
No Undisclosed Liabilities Schedule	Section 5.5(b)
Developments Schedule	Section 5.6
Leased Real Property Schedule	Sections 5.7(a), 5.7(c) and 5.8
Proprietary Rights Schedule	Sections 5.10(a), 5.10(c), 5.10(d), 5.10(f) and 5.10(m)
Litigation Schedule	Section 5.12
Compliance Schedule	Section 5.13
Environmental Matters Schedule	Section 5.14
Employees Schedule	Sections 5.15(b), 5.15(c) and 5.15(d)
Employee Benefits Schedule	Sections 5.16(a), 5.16(c), 5.16(d), 5.16(f), and 5.16(h)
Taxes Schedule	Sections 5.17(a) and 5.17(b)

Insurance Schedule	Section 5.18
Affiliated Transactions Schedule	Section 5.19
Suppliers Schedule	Section 5.21
Violations Schedule	Section 6.3
Purchaser Brokerage Schedule	Section 6.6
Financing Commitments Schedule	Section 6.7
Sellers Holdings Schedule	Section 8.1(a)(i)
Special Indemnity Schedule	Sections 1.1, 8.1(a)(i), 8.1(a)(ii) and 8.7(g)

* The schedules and exhibits to this Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such schedules and exhibits to the U.S. Securities and Exchange Commission upon request.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 29, 2015, by and among Boot Barn, Inc., a Delaware corporation (“Purchaser”), Rodeo Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Purchaser (“Merger Sub”), Sheplers Holding Corporation, a Delaware corporation (the “Company”) and Gryphon Partners III, L.P., a Delaware limited partnership, individually solely in its capacity as Guarantor (as defined below) for purposes of Section 8.1(a)(i), and otherwise solely in its capacity as the Sellers’ Representative (as defined below).  Capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings given to such terms in Article 1.

WHEREAS, the board of directors of the Company (the “Company Board”), subject to the terms and conditions set forth herein, has (i) declared the advisability of this Agreement and approved and adopted this Agreement, and (ii) resolved to recommend approval and adoption of this Agreement by all of the Company Stockholders entitled to approve and adopt this Agreement;

WHEREAS, the board of directors of Merger Sub has (i) declared the advisability of this Agreement and (ii) approved and adopted this Agreement;

WHEREAS, Purchaser has adopted this Agreement in its capacity as the sole stockholder of Merger Sub;

WHEREAS, the Company Board and the board of directors of Merger Sub have approved the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “Surviving Corporation”), upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the Delaware General Corporation Law (“DGCL”), whereby each issued and outstanding share of Company Stock (other than the Company Stock to be canceled pursuant to Section 2.6(c), and the Dissenting Stock (as defined in Section 2.11(a)) shall be converted into the right to receive a portion of the Final Merger Consideration (as defined herein) upon the terms and subject to the conditions set forth herein and based upon the applicable liquidation preferences and other rights, preferences and privileges of such class of the Company Stock as set forth in the Company Charter and Bylaws;

WHEREAS, following the execution of this Agreement, the Company shall obtain, in accordance with Section 228 of the DGCL, a written consent of the requisite Company Stockholders approving this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 251 of the DGCL (the “Written Consent”);

WHEREAS, concurrently with the execution of this Agreement and as a material inducement to Purchaser to enter into this Agreement and consummate the transaction contemplated by this Agreement, certain of the Sellers are entering into a support agreement with the Company and Purchaser in the form attached hereto as Exhibit A (the “Support Agreement”).

WHEREAS, concurrently with the execution of this Agreement and as a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, certain key employees of the Company Group are entering into noncompetition and nonsolicitation agreements with Purchaser (the “Noncompetition Agreements”);

WHEREAS, the Company, Merger Sub and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger, as set forth in, and subject to the provisions of, this Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1                               Definitions.  As used in this Agreement, the following terms have the meanings set forth below.

“Affiliate” of any particular Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise but, for the avoidance of doubt, the term “Affiliate” excludes any director or officer of such Person in his or her capacity as such.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which any member of the Company Group is or has been a member.

“Aggregate Initial Consideration” means (i) $147,000,000, plus (ii) the aggregate amount of Estimated Cash as of the close of business on the day prior to the Closing Date, minus (iii) the aggregate amount of the Estimated Indebtedness, minus (iv) the aggregate amount of Estimated Transaction Expenses, minus (v) the Indemnification Escrow Amount, minus (vi) the Merger Consideration Adjustment Escrow Amount minus (vii) the amount, if any, by which Estimated Working Capital as of the close of business on the day prior to the Closing Date, as determined pursuant to Section 2.10(a), is less than Target Working Capital (a “Downward Closing Working Capital Adjustment”), minus (viii) the Special Escrow Amount plus (ix) the amount, if any, by which Estimated Working Capital as of the close of business on the day prior to the Closing Date, as determined pursuant to Section 2.10(a), is greater than Target Working Capital (an “Upward Closing Working Capital Adjustment”).

“Budget” means the Company Group budget as set forth on the “Budget Schedule”.

“Business” means the business of the Company Group as currently conducted, including, but not limited to, the retail sale of western wear and related accessories, work wear and related accessories, and western and work shoes and boots for men, women and children, including at stores or through internet or catalog sales.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in San Francisco, California are authorized or required by law to close.

“Cash” means, without duplication, cash, cash equivalents and marketable securities determined in a manner consistent with GAAP; plus deposits in transit to the extent there has been a reduction of receivables on account thereof; plus petty cash; minus $50,000 (which represents a mutually agreed upon reduction to Cash on account of cash in store registers at the Company Group’s retail stores).

“Class A Common Stock” means the Class A Common Stock of the Company, par value $0.001 per share.

“Class L Common Stock” means the Class L Common Stock of the Company, par value $0.001 per share.

“Class L-1 Common Stock” means the Class L-1 Common Stock of the Company, par value $0.001 per share.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Charter and Bylaws” means the Company’s certificate of incorporation and bylaws, each as amended and restated from time to time and as currently in effect.

“Company Contracts” means those contracts of the type required to be set forth on the “Contracts Schedule”.

“Company Group” means the Company and its wholly-owned Subsidiary, Sheplers, Inc., a Kansas corporation.

“Company Owned Proprietary Rights” means any Proprietary Rights that are owned by any member of the Company Group.

“Company Proprietary Rights” means the Company Owned Proprietary Rights and the Company Licensed Proprietary Rights (as defined in Section 5.10(c)).

“Company Stock” means all of the issued and outstanding Class A Common Stock, Class L Common Stock and Class L-1 Common Stock.

“Company Stockholder” means any Person that holds any Company Stock.

“Contract” means any legally binding contract, agreement, mortgage, deed of trust, bond, indenture, Lease, license, promissory note, warrant or similar obligation (in each case, including any extension, renewal, amendment or other modification thereof).

“Copyrights” means all published and unpublished works of authorship (including Software), copyrights therein and thereto, registrations, applications, renewals and extensions therefor.

“Debt Financing” means the debt financing contemplated by the Debt Commitment Letters or otherwise undertaken by Purchaser to finance the transactions contemplated hereby.

“Debt Financing Documents” means the agreements executed or delivered in connection with or contemplated by the Debt Financing, including: credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures, notes, intercreditor agreements, security documents pursuant to which such Debt Financing will be governed, officer and secretary certificates, and legal opinions.

“Distribution Waterfall” means the Distribution Waterfall as set forth on the “Distribution Waterfall Schedule”, which shall be updated as necessary by the Company prior to the Closing.

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, regulations, ordinances, common law and Governmental Licenses, as the foregoing are enacted and in effect, on the Closing Date concerning (a) pollution, protection, preservation or remediation of the environment, (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Materials, (c) health and worker protection (as they relate to exposure to Hazardous Materials) or (d) the production, registration, transportation, testing, analysis, labeling, advertisement, manufacture, development, sale, distribution, or any other use of any registered pesticidal product or material, each as amended.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the escrow agreement in substantially the form attached hereto as Exhibit B.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Indebtedness” means the Company’s good faith estimate of the aggregate amount of all Indebtedness of the Company Group as of the close of business on the day prior to the Closing Date.

“Estimated Transaction Expenses” means the Company’s good faith estimate of the aggregate amount of all Sellers’ Transaction Expenses as of the close of business on the day prior to the Closing Date.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of February 23, 2015, by and among Boot Barn Holdings, Inc., Boot Barn, Inc., each of the lenders from time to time parties thereto and Wells Fargo Bank, National Association, as administrative agent.

“Final Merger Consideration” means, subject to any other adjustments to Final Merger Consideration provided for in this Agreement, an amount equal to the sum of (i) the Aggregate Initial Consideration, (ii) any payments required to be made to the Sellers’ Representative for the benefit of the Sellers pursuant to Section 2.10(d), (iii) the Indemnification Escrow Amount (less any payments required to be made to Purchaser or any Purchaser Indemnitee from the Indemnification Escrow Fund pursuant to this Agreement or the Escrow Agreement), (iv) the Merger Consideration Adjustment Escrow Amount (less any payments required to be made to Purchaser from the Merger Consideration Adjustment Escrow Fund pursuant to Section 2.10(d)) and (v) the Special Escrow Amount (less any payments required to be made to Purchaser from the Special Escrow Fund pursuant to this Agreement or the Escrow Agreement).

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letters and any joinder agreement or credit agreement (or other definitive documentation) relating thereto.

“GAAP” means United States generally accepted accounting principles, consistently applied and consistent with the Company Group’s practices, policies and procedures used in the preparation of the Audited Financial Statements, which practices, policies and procedures are in accordance with United States generally accepted accounting principles.

“Governmental Authority” means any government, governmental or quasi-governmental agency, administrative or regulatory body thereof, political or other subdivision, branch, department, bureau, office, commission, authority, or instrumentality, or court of competent jurisdiction or judicial body thereof, in each case whether foreign, federal, state, or local.

“Governmental Licenses” means all permits, licenses, franchises, orders, registrations, certificates, approvals and other authorizations obtained from foreign, federal, state or local governments or Governmental Authorities, including, without limitation, those listed on the “Governmental Licenses Schedule” attached hereto.

“Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, friable asbestos, polychlorinated biphenyls, petroleum or petroleum-derived or petroleum containing substance or waste, or any constituent of any such substance or waste, the use, handling or disposal of which by the Company or its Subsidiary is in any way governed by or subject to any Environmental Law.

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money, (ii) indebtedness evidenced by notes, debentures or bonds the payment for which such Person is liable, (iii) all obligations of such Person in respect of letters of credit or reimbursement obligations (in each case, to the extent drawn), (iv) all obligations of such Person pursuant to any off balance sheet financing or arrangements, or asset securitizations, (v) all obligations of such Person as lessee that are recorded as capital leases, (vi) all obligations of such Person under forward currency exchanges, interest rate protection agreements, swap agreements and hedging arrangements, (vii) deferred and unpaid balance of the purchase price paid by such Person for any business, asset, property or service, including the amount of any contingent payments or consideration whether or not then due and payable by such Person, (viii) all obligations of the type referred to in the foregoing clauses of this definition of other Persons the payment for which such Person is responsible or liable as guarantor, (ix) any accrued interest, premium, prepayment penalties, breakage costs and fees related to any of the foregoing, (x) the Losses associated with Item (a)(1)(i) of the Special Indemnity Schedule that are set forth in Section (b) of the Special Indemnity Schedule and (xi) any obligation by such Person to pay any signing or retention bonus and the employer portion of any payroll Taxes payable by the Company Group in respect of such obligations.  For the avoidance of doubt, “Indebtedness” of the Company Group shall exclude (A) any obligations or liabilities of the Company Group under the sale leaseback transaction set forth in that certain Lease Agreement by and between Shep (KS-OK) QRS 16-113, Inc., as landlord, and Sheplers, Inc., as tenant, dated July 30, 2007 for premises located at 4950 South Laura, Wichita, Kansas; 6501 West Kellogg, Wichita, Kansas; and 812 South Meridian Avenue, Oklahoma City, Oklahoma, (B) any Current Liabilities (as defined in the “Working Capital Schedule”) to the extent included in the calculation of Working Capital, and (C) any amounts treated as Sellers’ Transaction Expenses hereunder.

“Indemnification Escrow Amount” means cash in the amount of $8,820,000.

“Indemnification Escrow Fund” means the Indemnification Escrow Amount deposited into an escrow account pursuant to this Agreement and the Escrow Agreement.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“Knowledge” means (i) in the case of an individual, the actual knowledge of such individual without independent investigation, (ii) in the case of the Company, the actual knowledge of each of Robert P. Myers, Sr., Chris Rogers, Mark Hampton, Doug Smith, Larry Waterman and Paige Hill, in each case after reasonable inquiry of each person who directly reports to any of the aforementioned Persons who reasonably could have knowledge of the applicable matter to which the Company is making a representation or warranty, and (iii) in the case of any other Person that is not an individual, the actual knowledge of the chief executive officer and chief financial officer (or persons serving in similar capacities) of such Person, in each case without independent investigation.

“Leased Real Property” means all of the right, title and interest of the Company Group, pursuant to which the Company Group holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property which is used in the operation of the Business.

“Leases” means all current leases, subleases (whether as subtenant or sublandlord), non-disturbance agreements, licenses, occupancy agreements, letter agreements, commencement letters, and other agreements or contracts (including all amendments thereto) pertaining to the Leased Real Property.

“Liability” means any liability or obligation, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

“Liens” means any charge, claim, pledge, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, or receipt of income.

“Management Sellers” means Mark Hampton, Paige Hill, Ed Gerstenkorn, and Janella Smith.

“Marketing Efforts” means the participation by the Company’s senior management team in (i) the preparation of the Marketing Material and in a reasonable number of due diligence sessions related thereto as reasonably requested by Purchaser or its Affiliates at reasonable times and upon reasonable advance notice and (ii) a reasonable number of meetings with prospective Financing Sources and debt investors at reasonable times and upon reasonable advance notice.

“Marketing Material” means each of the following: customary bank books, information memoranda and other customary information packages regarding the business, operations, financial condition, projections and prospects of the Company.

“Marketing Period” shall mean the period of twenty one (21) consecutive days after the date hereof beginning on the first day on which Purchaser shall have received the Required Information; provided that the dates of July 3, 2015 and July 4, 2015 shall not be included in the calculation of the Marketing Period (but for the avoidance of doubt, the exclusion of such dates shall not restart the Marketing Period); provided, further, that once the Marketing Period has commenced, the delivery of additional financial statements or pro forma financial statements constituting Required Information shall not restart the Marketing Period. If the Company in good faith reasonably believes that it has delivered the Required Information, it may deliver to Purchaser a written notice stating when it believes it completed such delivery, in which case receipt of such Required Information shall be deemed to have taken place on the date of such notice and the Marketing Period will be deemed to have begun on the date of such notice, unless Purchaser in good faith reasonably believes the Company has not completed delivery of the Required Information and promptly (and in any event within two (2) Business Days) after the delivery of such notice by the Company, delivers a written notice to the Sellers’ Representative specifying in writing which Required Information the Company has not delivered; provided, that it is understood that the delivery of such written notice from Purchaser to the Company will not prejudice the Company’s right to assert that the Required Information has in fact been received by Purchaser.

“Material Adverse Effect” means any event, circumstance, change, occurrence or effect (collectively, “Events”) that, individually or in the aggregate, has, has had, or would reasonably be expected to have a material and adverse effect upon the business, assets, liabilities, financial condition or operating results of the Company Group, taken as a whole; provided, that none of the following (either alone or in combination with any other Event) shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any adverse Event arising from or relating to (i) general business, industry or economic conditions, including such conditions related to the Business or the footwear or apparel industry, (ii) any failure by one or more members of the Company Group to meet its financial projections (provided that the underlying causes of such failure shall be considered in determining whether there exists, or would reasonably be expected to exist, a Material Adverse Effect), (iii) national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, (iv) changes in GAAP, (v) changes in law, rules, regulations, orders, or other binding directives issued by any Governmental Authority, (vi) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby (including, without limitation, the taking of any action with the consent of Purchaser or Merger Sub), provided that none of the Events set forth in clause (vi) of this definition shall affect the representations and warranties or covenants of the Company contained in this Agreement, (vii) changes affecting capital market conditions in the United States or any other country or (viii) the announcement of the execution of this Agreement or the transactions contemplated hereunder, except in the case of clauses (i), (iii), and (v), to the extent that any such Event has a material, adverse, and disproportionate effect on the Company Group, taken as a whole, relative to similarly situated companies in the footwear or apparel industries.

“Merger Consideration Adjustment Escrow Amount” means cash in the amount of $2,000,000.

“Merger Consideration Adjustment Escrow Fund” means the Merger Consideration Adjustment Escrow Amount deposited into an escrow account pursuant to this Agreement and the Escrow Agreement.

“Patents” means patents, utility models, statutory invention registrations, applications therefor and any and all provisional, continuations, continuations-in-part, divisionals, renewals, reexaminations, reissuances, extensions and counterparts of any of the foregoing, and equivalent or similar rights anywhere in the world.

“Permitted Liens” means (i) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent or are being contested in good faith and for which reserves have been established in accordance with GAAP, (ii) easements, covenants, conditions, rights-of-way, restrictions and other similar charges and encumbrances of record and other title defects not interfering materially with the ordinary conduct of the Business or detracting materially from the use, occupancy, value or marketability of title of the assets subject thereto, (iii) Liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith and for which reserves have been established in accordance with GAAP, (iv) purchase money Liens securing rental payments under capital lease arrangements, (v) zoning, building codes or other land use laws regulating the use or occupancy of the Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the Business, (vi) Liens granted to any lender at the Closing in connection with any financing by Purchaser of the transactions contemplated hereby, (vii) non-exclusive licenses to Proprietary Rights granted in the ordinary course of business, and (viii) any other Liens set forth on the “Permitted Liens Schedule”.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority (whether federal, state, county, city or otherwise and including, without limitation, any instrumentality, division, agency or department thereof).

“Phantom Rights” means, collectively, the rights granted under the Phantom Rights Plan and the applicable phantom rights agreements between the Company and the individuals party thereto.

“Phantom Rights Plan” means the Phantom Rights Plan of the Company, dated January 2010.

“Proprietary Rights” means, in all jurisdictions throughout the world, any or all of the following and all rights in, arising out of, or associated therewith: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; (v) Software, (vi) Trade Secrets; (vii) rights of privacy and publicity rights; and (viii) all industrial designs and any registrations and applications therefor.

“Purchaser Related Party” means (i) the Financing Sources and (ii) the former, current and future Affiliates, representatives, stockholders, members, partners, controlling persons, general or limited partners, managers, directors, officers, employees, agents, or successors and permitted assigns of Purchaser, any stockholder of Purchaser’s parent or the Financing Sources.

“Registered Proprietary Rights” means all Proprietary Rights that are issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dispersed, migration, dumping or disposing into the environment, including any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

“Required Financing Deliverables” means the following customary documents to be delivered in connection with the Debt Financing: (a) solvency certificates (in the form attached to the Debt Commitment Letters) and customary perfection certificates required in connection with the Debt Financing, corporate organization documents and good standing certificates contemplated by the Debt Commitment Letters or reasonably requested by Purchaser or its financing sources, (b) release of Liens in connection with the payoff letters delivered by the Company pursuant to Section 2.9, including the related filings and return of collateral upon the full payment thereof (to the extent required), all in form reasonably acceptable to Purchaser, (c) customary documentation and other customary information reasonably requested by Purchaser to evidence compliance with (i) applicable “know-your-customer” and anti-money laundering rules and regulations and (ii) OFAC, FCPA and the Investment Company Act, (d) certificates of property and liability insurance of the Company with customary endorsements in favor of secured financing sources, (e) customary authorization letters, confirmation and undertakings in connection with the Marketing Material (including with respect to presence or absence of material non-public information and accuracy of the information contained therein), (f) customary agreements, documents or certificates that facilitate the creation, perfection or enforcement, in each case as of the Closing, in Liens securing such Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank)) as are reasonably requested by Purchaser or its financing sources and (g) all information with respect to the business, operations and financial condition of the members of the Company Group as may be reasonably requested by Purchaser to satisfy a condition precedent under any Debt Commitment Letters.

“Required Information” means (i)  each of the items referred to in clause (e) of the definition of Required Financing Deliverables and (ii) such other information customarily delivered by a borrower and reasonably necessary for the preparation and delivery of a customary confidential information memorandum for financings similar to the type contemplated by the Golub Debt Commitment Letter.

“Restricted Shares” means, collectively, all of the restricted shares of Company Stock granted pursuant to each of the restricted stock agreements between the Company and the Company Stockholder party thereto.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Seller” means any Company Stockholder or any holder of Phantom Rights that have vested or vest upon the consummation of the Merger (and, for the avoidance of doubt, excludes Purchaser).

“Sellers’ Transaction Expenses” means all transaction expenses of the Company Group or the Sellers, including (i) all fees, costs and expenses payable by the Company Group to the Persons set forth on the “Brokerage Schedule”, (ii) all fees, costs and expenses payable by the Company Group to legal counsel, accountants and other advisors engaged by the Company Group in connection with this Agreement and the transactions contemplated by this Agreement, (iii) change of control payments, stay bonuses, transaction or sale bonuses, any Restricted Share Dividend Payments, and any other bonuses or payments to be made to employees or other individuals, in each case, in connection with the transactions contemplated by this Agreement pursuant to agreements or arrangements entered into by the Company prior to the Closing (including payments required to be made in respect of Phantom Rights), (iv) the employer portion of any payroll Taxes payable by the Company Group in respect of the payments described in the preceding clause (iii) of this definition or, if any, with respect to any Restricted Shares, or any other payment of Final Merger Consideration to a Seller, (v) the costs of obtaining third party consents as provided in Section 4.5, and (vi) the costs of the directors’ and officers’ insurance extended coverage obtained pursuant to this Agreement (to the extent the Company determines in its sole discretion to purchase such coverage), in each case to the extent not paid by the Company prior to the Closing; provided, that for the avoidance of doubt, “Sellers’ Transaction Expenses” of the Company Group shall exclude any amounts treated as (x) Indebtedness hereunder or (y) Current Liabilities (as defined in the Working Capital Schedule) to the extent necessary to avoid duplication.

“Software” means all (i) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (iii) development, design and support and maintenance tools, library functions and compilers, and (iv) documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing.

“Special Escrow Amount” means $2,000,000.

“Special Escrow Fund” means the Special Escrow Amount deposited into an escrow account pursuant to this Agreement and the Escrow Agreement.

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Target Working Capital” is defined in the “Working Capital Schedule” attached hereto.

“Tax” means any foreign, federal, state or local taxes, charges, fees, levies or other assessments, including income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, real property, personal property, capital stock, capital gain, production, escheat, social security, unemployment, disability, payroll, license or employee or other withholding tax or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, fines, or additions to tax, attributable to such taxes, charges, fees, levies or other assessments, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or furnished, or required to be filed or furnished, in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Trade Secrets” means all confidential or proprietary technical, business and other information, trade secrets, know-how, inventions, invention disclosures, customer lists, supplier lists, technical information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, data, technology, specifications, designs, plans, drawings proposals, and blue prints, and anything that would constitute a “trade secret” under applicable law and all rights in all jurisdictions to limit the use or disclosure thereof.

“Trademarks” means all trademarks, service marks, trade names, corporate names, brand names, trade dress, certification marks, and logos, and all goodwill associated therewith, and applications to register or registrations, equivalents or counterparts of the foregoing.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance.

“Working Capital” is defined in, and shall be calculated in accordance with the formula set forth on, the “Working Capital Schedule” attached hereto.

1.2                               Cross-References.  Each of the following terms shall have the meaning specified in the Section of this Agreement set forth opposite such term:

Term	Section
ACA	5.16(j)
Accounting Arbitrator	2.10(c)(ii)
Acquisition Transaction	4.4
Actual Cash	2.10(b)

Term	Section
Actual Indebtedness	2.10(b)
Actual Transaction Expenses	2.10(b)
Actual Working Capital	2.10(b)
Adjusted Aggregate Initial Consideration	2.10(d)(i)
Agreement	Preamble
Applicable Percentage	8.1(a)(i)
Audited Balance Sheet	5.5(a)(ii)
Audited Financial Statements	5.5(a)(ii)
Certificate	2.7(b)
Certificate of Merger	2.2
Claim Notice	8.1(c)(i)
Closing	2.2
Closing Date	2.2
Company	Preamble
Company Board	Recitals
Company IT Assets	5.10(l)
Company Licensed Proprietary Rights	5.10(c)
Company Proprietary Rights Contracts	5.10(c)
Confidentiality Agreement	8.3
Debt Commitment Letters	6.7
DGCL	Recitals
Dispute Notice	2.10(c)(ii)
Dissenting Stock	2.11(a)
Downward Closing Working Capital Adjustment	1.1
Effective Time	2.2
Employee Pension Plans	5.16(a)
Employee Plans	5.16(a)
Employee Welfare Plans	5.16(a)
Estimated Cash	2.10(a)
Estimated Working Capital	2.10(a)

Term	Section
Events	1.1
Final Cash	2.10(c)
Final Indebtedness	2.10(c)
Final Transaction Expenses	2.10(c)
Final Working Capital	2.10(c)
Financial Statements	5.5(a)
Fundamental Representations	8.1(a)(ii)
Gryphon Indemnity Guarantee	8.1(a)(i)
Gryphon Stockholders	Recitals
Guaranteed Obligations	8.1(a)(i)
Guarantor	8.1(a)(i)
Indemnification Basket	8.1(a)(iii)(B)
Indemnified Party	8.1(c)(i)
Indemnifying Party	8.1(c)(i)
Insurance Policies	5.18
Latest Balance Sheet	5.5(a)(i)
Letter of Transmittal	2.7(b)
Loss	8.1(a)(i)
Merger	2.1
Merger Sub	Preamble
Multiemployer Plan	5.16(a)
Noncompetition Agreements	Recitals
Other Plans	5.16(a)
Paying Agent	2.7(a)
Payment Fund	2.7(a)
Plans	4.8(d)
Potential 280G Benefits	4.8(b)(i)
Pre-Closing Tax Period	8.1(a)(i)
Pre-Closing Tax Refund	8.9(d)
Proceeding	8.1(c)(i)

Term	Section
Purchaser	Preamble
Purchaser Fee	7.2(c)
Purchaser Indemnitees	8.1(a)(i)
Purchaser Survival Date	8.1(b)(ii)
Repaid Indebtedness	2.9
Restricted Share Letters	5.3
Restricted Share Dividend Payment	5.3
Seller Indemnitees	8.1(b)(i)
Seller Indemnitors	8.1(a)(i)
Seller Survival Date	8.1(a)(ii)
Sellers’ Counsel	8.7(g)
Sellers’ Representative	8.7(a)
Sellers’ Representative Expense Fund	8.7(e)
Shortfall Amount	2.10(d)(i)
Solvent	6.9
Straddle Period	8.9(a)
Support Agreement	Recitals
Surviving Corporation	Recitals
Termination Date	7.1(d)
Transfer Taxes	8.6
Updated Schedule	4.10
Upward Closing Working Capital Adjustment	1.1
Written Consent	Recitals

ARTICLE 2

THE MERGER

2.1                               The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and the Company Charter and Bylaws, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation and as a direct, wholly-owned Subsidiary of Purchaser (the “Merger”).

2.2                               The Closing and the Effective Time.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 355 South Grand Avenue, Suite 4400, Los Angeles, California, commencing at 10:00 a.m. local time on the latest of (x) the second Business Day following the satisfaction or waiver of all conditions of the parties to consummate the transactions contemplated by this Agreement (other than the conditions with respect to actions the respective parties will take at the Closing itself), (y) June 29, 2015 and (z) the earlier to occur of (i) the next Business Day after the final day of the Marketing Period and (ii) any Business Day during the Marketing Period to be specified by Purchaser to the Sellers’ Representative on no less than three (3) Business Days’ written notice to the Sellers’ Representative, or at such other place or on such other date as is mutually agreeable to Purchaser and the Sellers’ Representative; provided, that the date set forth in clause (y) above shall be extended to July 1, 2015 if, prior to such date, the Purchaser confirms in writing to the Company that it is working in good faith to obtain the Debt Financing and consummate the transactions contemplated hereby on the terms hereof.  The date of the Closing is referred to herein as the “Closing Date”.  On the Closing Date, and upon the terms and subject to the conditions of this Agreement, the parties shall cause the Merger to be consummated by filing the Certificate of Merger (the “Certificate of Merger”) in substantially the form attached hereto as Exhibit C, with the Secretary of State of the State of Delaware, as required by, and executed in accordance with, the applicable provisions of the DGCL (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed upon in writing by Purchaser and the Company and specified in the Certificate of Merger, shall be referred to herein as the “Effective Time”).

2.3                               Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4                               Organizational Documents of the Surviving Corporation.

(a)                                                   At the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety as set forth in Annex A to the Certificate of Merger, and as so amended shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

(b)                                                   At and after the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter duly amended in accordance with applicable law, the certificate of incorporation of the Surviving Corporation and such bylaws; provided, however, that all references to “Rodeo Acquisition Corp.” in such bylaws shall refer to “Sheplers Holding Corporation”.

2.5                               Directors and Officers of the Surviving Corporation.

(a)                                                   The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation immediately after the Effective Time, each to hold such position in accordance with the provisions of the certificate of incorporation and bylaws of the Surviving Corporation.

(b)                                                   The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation after the Effective Time, each to hold such office in accordance with the provisions of the bylaws of the Surviving Corporation.

2.6                               Effect of the Merger on the Company Stock and Merger Sub.

(a)                                                   Effect on the Company Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the Company Stockholders, each class, series and subclass of Company Stock (other than Company Stock held or owned by the Company and Dissenting Stock) issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 2.6 and elsewhere in this Agreement, will be cancelled and extinguished and be converted automatically into the right to receive that portion of the Final Merger Consideration as set forth herein and shall no longer be outstanding.

(i)                                     Each class, series and subclass of Company Stock (other than Company Stock held or owned by the Company and Dissenting Stock) that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a portion of the Final Merger Consideration in accordance with the Distribution Waterfall.

(ii)                                  Each share of Dissenting Stock shall be converted into the right to receive potential payment from the Surviving Corporation with respect thereto in accordance with Section 2.11.

(iii)                               For purposes of calculating the amount to be paid to each Company Stockholder (other than the Company in respect of treasury stock and other than holders of Dissenting Stock) at the Effective Time, the amounts described in this Section 2.6(a) shall be calculated assuming that the Final Merger Consideration is equal to the Aggregate Initial Consideration, and shall be adjusted following the Closing as set forth herein.  The amount to be paid to each Company Stockholder for each class, series and subclass of Company Stock (other than the Company in respect of treasury stock and other than holders of Dissenting Stock) held shall be rounded down to the nearest whole cent.

(iv)                              All classes, series and subclasses of Company Stock, when cancelled, extinguished, and converted pursuant to this Section 2.6(a), shall no longer be outstanding and shall automatically be cancelled and retired, and each former holder thereof shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in this Section 2.6(a).

(b)                                                   Conversion of Merger Sub’s Capital Stock.  At and as of the Effective Time, each share of Merger Sub’s capital stock shall be converted into one share of the Surviving Corporation’s capital stock.  Each certificate of Merger Sub evidencing ownership of any such capital stock shall automatically be deemed to evidence ownership of such interests of the Surviving Corporation.

(c)                                                    Cancellation of Treasury Stock.  Any Company Stock that is owned by the Company and not issued and outstanding as of the Effective Time shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

2.7                               Mechanism of Payment and Delivery of Certificates.

(a)                                                   Not less than five days prior to the Effective Time, the Sellers’ Representative (on behalf of the Company Stockholders (other than holders of Dissenting Stock)) shall appoint a bank or trust company (which bank or trust company shall have a credit rating of at least AA) to act as paying agent (“Paying Agent”) and enter into a paying agent agreement with such Paying Agent for the purpose of paying the Final Merger Consideration in accordance with the Distribution Waterfall.  At or prior to the Effective Time, Purchaser or Merger Sub shall deliver, or Purchaser or Merger Sub shall otherwise take all steps necessary to cause to be delivered, by wire transfer of immediately available funds, to the Paying Agent solely for the benefit of the Company Stockholders (other than the holders of Dissenting Stock), cash in an aggregate amount equal to the Aggregate Initial Consideration (less the Sellers’ Representative Expense Fund and any amounts otherwise payable to Company Stockholders that have not delivered an executed Letter of Transmittal in accordance with Section 2.7(b)) (the “Payment Fund”).  In the event that any Company Stockholder delivers an executed Letter of Transmittal pursuant to Section 2.7(b) after the delivery of the Payment Fund to the Paying Agent, then Purchaser or Merger Sub shall deliver to the Paying Agent for deposit in the Payment Fund the additional amount(s) payable to such Company Stockholder.  The Payment Fund shall be used solely and exclusively for purposes of paying the consideration specified in Section 2.6 and shall not be used to satisfy any other obligations of any member of the Company Group.  The Paying Agent shall make the payments provided for in Section 2.6 out of the Payment Fund.  After paying such amounts and delivering such Payment Fund to the Paying Agent, neither Purchaser, the Surviving Corporation nor any of their respective Affiliates shall have any Liability to any Person for the allocation of such amounts among the Company Stockholders, who shall look solely to the Paying Agent and the Sellers’ Representative for the payment and delivery of such items.

(b)                                                   To the extent that a Company Stockholder (other than a holder of Dissenting Stock) delivers (i) a Letter of Transmittal substantially in the form of Exhibit D hereto (a “Letter of Transmittal”), duly executed and completed in accordance with the instructions thereto, and (ii) a certificate representing, immediately prior to the Effective Time, Company Stock (a “Certificate”) or a lost stock affidavit and indemnity (as described in Section 2.7(d)) to the Company prior to the Closing, the Paying Agent shall pay to such Company Stockholder at the Closing cash in an amount set forth for such Company Stockholder in the Distribution Waterfall, which amounts shall be paid by the Paying Agent by check or wire transfer in accordance with the instructions provided by such Company Stockholder.  Following the Closing, upon surrender by a

Company Stockholder (other than a holder of Dissenting Stock) to Purchaser of a Certificate, together with a Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the Paying Agent shall pay to such Company Stockholder, as soon as practicable but in no event later than five (5) Business Days after such surrender, in exchange therefor, cash in an amount set forth for such Company Stockholder in the Distribution Waterfall, which amounts shall be paid by check or wire transfer in accordance with the instructions provided by such Company Stockholder.  No interest or dividends will be paid or accrued on the consideration payable upon the surrender or transfer of any Certificate.  If the consideration provided for herein is to be delivered in the name of a Person other than the Person in whose name the Certificate was surrendered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, including all transfer fees and taxes paid.  Until surrendered in accordance with the provisions of this Section 2.7(b), each Certificate (other than those representing Dissenting Shares or Company Stock to be cancelled pursuant to Section 2.6(c)) shall represent, for all purposes, only the right to receive an amount in cash equal to the portion of the Final Merger Consideration payable in respect thereof pursuant to Section 2.6(a) in respect of the Company Stock formerly evidenced by such Certificate, without any interest or dividends thereon.

(c)                                                    Neither Purchaser nor the Surviving Corporation shall be liable to a holder of Certificates or any other Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Certificates shall not have been surrendered or transferred by immediately prior to such date on which any Final Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect to Company Stock in respect of such Certificate would otherwise escheat to or become the property of any foreign, federal, state or local governments or Governmental Authority, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(d)                                                   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of loss and indemnity (in form and substance reasonably acceptable to Purchaser) of that fact by the Person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed, the Company will issue in exchange for such lost, stolen or destroyed Certificate the portion of Final Merger Consideration deliverable in respect thereof pursuant to this Agreement; provided, however, that the owner of such lost Certificate shall not be entitled to any portion of the Final Merger Consideration unless and until such owner executes and delivers a Letter of Transmittal in accordance with Section 2.7(b).

2.8                               No Further Ownership Rights in the Company Stock.  The portion of the Final Merger Consideration paid in respect of the surrender for exchange of Company Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such Company Stock, and, upon the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of Company Stock which were outstanding immediately prior to the Effective Time.

2.9                               Repaid Indebtedness; Sellers’ Transaction Expenses.  It is contemplated by the parties that, upon the Closing, all Indebtedness of the Company Group as of the Closing Date set forth on the attached “Repaid Indebtedness Schedule” will be fully repaid (the “Repaid Indebtedness”) and that such repayment will be funded by Purchaser.  In order to facilitate such repayment, prior to the Closing, the Company shall obtain (a) payoff letters in form and in substance reasonably satisfactory to Purchaser for all Repaid Indebtedness of the Company Group, which payoff letters shall, among other matters, acknowledge the aggregate principal amount and all premiums, prepayment penalties, accrued but unpaid interest and fees and expenses constituting the Repaid Indebtedness and the release of related Liens including the related UCC and other filings and return of collateral upon payment in full thereof (to the extent required), and (b) take all actions as may be required or reasonably requested by Purchaser or Merger Sub in connection with the repayment of all Repaid Indebtedness (and any guarantees with respect thereto).  In addition, it is contemplated by the parties hereto that, upon the Closing, all of the Sellers’ Transaction Expenses (to the extent not paid by the Company Group prior to the Closing) will be fully paid, and that such payment will be funded by Purchaser.  In order to facilitate such repayment, prior to the Closing, the Company shall obtain payoff letters or releases from each of the recipients of payments of Sellers’ Transaction Expenses (including holders of Phantom Rights) (it being agreed that the Letter of Transmittal is reasonably satisfactory to Purchaser with respect to holders of Phantom Rights), which payoff letters or releases shall set forth the full amount due to each such recipient.  Subject to the satisfaction of the Company Group’s conditions, covenants and obligations to be satisfied prior to the Closing, in connection with the Closing, Purchaser shall make payment of any Sellers’ Transaction Expenses that are due and payable on the Closing Date (including payments in respect of Phantom Rights) on the Closing Date in order to discharge the amounts payable thereunder.

2.10                        Working Capital and Cash Adjustment.

(a)                                                   Determination of Closing Adjustment.  No later than three (3) Business Days prior to the Closing, the Company shall provide Purchaser with a good faith estimate of Working Capital as of the close of business on the day prior to the Closing Date (“Estimated Working Capital”) (prepared in accordance with the “Working Capital Schedule” attached hereto), a good faith estimate of the aggregate amount of all Cash of the Company Group as of the close of business on the day prior to the Closing Date (“Estimated Cash”), Estimated Transaction Expenses and Estimated Indebtedness and the amount by which the Aggregate Initial Consideration is to be adjusted on account thereof.  Such estimates shall be subject to the good faith review and comment of Purchaser, and the Company shall consider any comments in good faith and shall provide Purchaser and its representatives and advisors with reasonable access to all relevant records and work papers (subject to, in the event that the applicable parties have not already done so, the execution by Purchaser and its representatives and advisors of a customary access agreement reasonably acceptable to Purchaser) of the Company and its Subsidiary and its representatives and advisors to allow Purchaser to review such estimates; provided that Purchaser’s approval of the foregoing estimates shall not be a condition to, or affect the timing of, Closing.  Prior to Closing, the Company shall conduct a physical inventory (with the cost thereof to be shared equally between the Company and the Purchaser) in accordance with GAAP using the same accounting principles, practices and methodologies used in preparation of the Audited

Financial Statements, at all facilities and warehouses of the Company Group where inventory is owned and located, on such date(s) as reasonably determined by the Company as close to the Closing Date as is reasonably practicable (taking into account factors such as disruption to its normal operations).  The physical count shall be used by Purchaser as the basis for determining inventory in the Actual Working Capital (it being understood that, if the physical count of inventory is conducted on any day other than the day immediately prior to the Closing Date, then there shall be a bring down of the results of such physical count as of the close of business on the day prior to the Closing Date).

(b)                                                   Determination of Post-Closing Adjustment.  No later than sixty (60) days following the Closing, Purchaser shall deliver to the Sellers’ Representative the calculation of the actual Working Capital as of the close of business on the day prior to the Closing Date (“Actual Working Capital”) (prepared in accordance with the “Working Capital Schedule” attached hereto) and a calculation of (i) the actual Cash of the Company Group as of the close of business on the day prior to the Closing Date (“Actual Cash”); (ii) the actual Indebtedness as of the Closing Date (“Actual Indebtedness”); and (iii) the actual Sellers’ Transaction Expenses as of the Closing Date (“Actual Transaction Expenses”).

(c)                                                    Disputed Final Adjustment.

(i)                                     No later than thirty (30) days following the delivery by Purchaser of the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses, the Sellers’ Representative shall notify Purchaser in writing whether it accepts or disputes the accuracy of the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses.  During such thirty (30) day period, the Sellers’ Representative and its agents shall be provided with all relevant records and work papers (subject to the execution by Sellers’ Representative and its agents of a customary access agreement reasonably acceptable to Sellers’ Representative) of the Company Group and its representatives and advisors to enable it to evaluate the Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses.  If the Sellers’ Representative accepts the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses determined pursuant to Section 2.10(b), or if the Sellers’ Representative fails within such thirty (30) day period to notify Purchaser of any dispute with respect thereto, then the calculation of Actual Working Capital determined pursuant to Section 2.10(b) shall be the “Final Working Capital” and the calculation of Actual Cash, Actual Indebtedness and Actual Transaction Expenses determined pursuant to Section 2.10(b) shall be the “Final Cash”, “Final Indebtedness” and “Final Transaction Expenses” which, in each case, shall be deemed final and conclusive and binding.

(ii)                                  If the Sellers’ Representative disputes the accuracy of the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness or Actual Transaction Expenses, the Sellers’ Representative shall provide written notice to Purchaser no later than thirty (30) days following the delivery by Purchaser to the Sellers’ Representative of the calculation of Actual Working Capital, Actual Cash, Actual

Indebtedness and Actual Transaction Expenses (the “Dispute Notice”), setting forth those items that the Sellers’ Representative disputes.  During the thirty (30) day period following delivery of a Dispute Notice, Purchaser and the Sellers’ Representative shall negotiate in good faith with a view to resolving their disagreements over the disputed items.  During such thirty (30) day period and until the final determination of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses in accordance with this Section 2.10(c)(ii) or Section 2.10(c)(iii), as the case may be (as so determined, or as determined pursuant to Section 2.10(c)(i) above, “Final Working Capital”, “Final Cash”, “Final Indebtedness” and “Final Transaction Expenses” respectively), the Sellers’ Representative and its agents shall be provided with all relevant records and work papers (subject to the execution by Sellers’ Representative and its agents of a customary access agreement reasonably acceptable to Sellers’ Representative) of the Company Group and its representatives and advisors.  If the parties resolve their differences over the disputed items in accordance with the foregoing procedure, Final Working Capital, Final Cash, Final Indebtedness and Final Transaction Expenses shall be the amounts agreed upon by them.  If the parties fail to resolve their differences over the disputed items within such thirty (30) day period, then Purchaser and the Sellers’ Representative shall forthwith jointly request that KPMG LLP (the “Accounting Arbitrator”) make a binding determination as to the disputed items in accordance with this Agreement.

(iii)                               The Accounting Arbitrator will under the terms of its engagement have no more than thirty (30) days from the date of referral and no more than ten (10) Business Days from the final written submission of information by Purchaser and the Sellers’ Representative within which to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Dispute Notice) and the final calculation of Actual Working Capital, Actual Cash, Actual Indebtedness or Actual Transaction Expenses shall be based solely on the resolution of such disputed items.  The Accounting Arbitrator shall review such written submissions and base its determination in accordance with the provisions of this Agreement.  In resolving any disputed item, the Accounting Arbitrator may not assign a value to any item greater than the maximum value for such item claimed by either party or less than the minimum value for such item claimed by either party.  The decision of the Accounting Arbitrator shall be deemed final and binding upon the parties and enforceable by any court of competent jurisdiction and the Accounting Arbitrator’s final calculation of Actual Working Capital shall be deemed the “Final Working Capital” and the Accounting Arbitrator’s final calculation of Actual Cash, Actual Indebtedness and Actual Transaction Expenses shall be deemed “Final Cash”, “Final Indebtedness”, and “Final Transaction Expenses” respectively.  The fees and expenses of the Accounting Arbitrator shall be allocated to be paid by Purchaser, on the one hand, and the Sellers (based on each such Person’s Applicable Percentage), on the other, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Arbitrator.

(d)                                                   Payment following Calculation of Final Working Capital, Final Cash, Final Indebtedness and Final Transaction Expenses.

(i)                                     Following the determination of Final Working Capital, Final Cash, Final Indebtedness and Final Transaction Expenses, the Aggregate Initial Consideration shall be recalculated by substituting the Final Working Capital for the Estimated Working Capital in Section 1.1, the Final Cash for the Estimated Cash in Section 1.1, the Final Indebtedness for the Estimated Indebtedness in Section 1.1 and the Final Transaction Expenses for the Estimated Transaction Expenses in Section 1.1 (the “Adjusted Aggregate Initial Consideration”) and if (after taking into account any Upward Closing Working Capital Adjustment or Downward Closing Working Capital Adjustment at the Closing) (A) the Adjusted Aggregate Initial Consideration is greater than the Aggregate Initial Consideration on the Closing Date, then such difference shall be paid by Purchaser to the Sellers’ Representative (for the benefit of the Sellers in accordance with such Person’s Applicable Percentage) and (B) the Aggregate Initial Consideration on the Closing Date is greater than the Adjusted Aggregate Initial Consideration (such difference, the “Shortfall Amount”), then such Shortfall Amount shall be paid from the Merger Consideration Adjustment Escrow Fund to Purchaser, and the Sellers’ Representative (on behalf of the Sellers) and Purchaser shall jointly instruct the Escrow Agent to release to Purchaser from the Merger Consideration Adjustment Escrow Fund the Shortfall Amount; provided, that if the Shortfall Amount exceeds the Merger Consideration Adjustment Escrow Amount, then the amount of such excess shall be paid to Purchaser, at Purchaser’s election, from (i) the Indemnification Escrow Fund or (ii) directly by the Sellers (provided that each Seller shall only be responsible for paying to Purchaser its Applicable Percentage of the amount of such excess and any such payment(s) shall be deemed to be a downward adjustment to the Final Merger Consideration).

(ii)                                  All payments pursuant to this Section 2.10(d) shall be made by wire transfer of immediately available funds to an account designated in advance by the Sellers’ Representative or Purchaser, as applicable, and shall be made on or prior to the fifth (5th) Business Day following: (A) the thirty (30) day period following Purchaser’s delivery of the calculation of the Actual Working Capital and Actual Cash pursuant to Section 2.10(b) if the Sellers’ Representative does not timely dispute either of such amounts pursuant to Section 2.10(c)(i); (B) the date of the Sellers’ Representative’s and Purchaser’s mutual determination of Final Working Capital, Final Cash, Final Indebtedness and Final Transaction Expenses in the event the Sellers’ Representative timely disputes either of such amounts pursuant to Section 2.10(c)(ii) and the Sellers’ Representative’s and Purchaser’s differences are resolved without the engagement of an Accounting Arbitrator pursuant to Section 2.10(c)(ii); and (C) the date of the Accounting Arbitrator’s determination of Final Working Capital, Final Cash, Final Indebtedness and Final Transaction Expenses pursuant to Section 2.10(c)(iii) in the event the Sellers’ Representative timely disputes either of such amounts pursuant to Section 2.10(c)(ii) and the Sellers’ Representative and Purchaser are unable to resolve their differences pursuant to Section 2.10 (c)(ii).

(iii)                               No later than one (1) Business Day following the making of any payments required to be made pursuant to this Section 2.10(d), Purchaser and Sellers’ Representative shall direct the Escrow Agent to release to the Sellers’ Representative (for the benefit of the Sellers) the then-remaining amount (if any) of the Merger Consideration Adjustment Escrow Fund.

2.11                        Dissenting Stock.

(a)                                                   Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Stock”) shall not be converted into, or represent the right to receive, any portion of the Aggregate Initial Consideration or Final Merger Consideration payable pursuant to the terms of this Agreement.  Such holders of Company Stock shall be entitled to receive payment of the appraised value of such shares of Company Stock held by them in accordance with the provisions of such Section 262 of the DGCL, except that all Dissenting Stock held by the holders of Company Stock who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive any portion of the Aggregate Initial Consideration and Final Merger Consideration payable pursuant to the terms of this Agreement, without any interest thereon, upon (i) surrender, in the manner provided herein, of the Certificate or Certificates that formerly evidenced such shares or the execution and delivery of a lost stock affidavit to the Company as set forth in Section 2.7(b) and (ii) execution and delivery of a Letter of Transmittal, pursuant to and in accordance with Section 2.7(b).

(b)                                                   The Company shall give (i) Purchaser and the Sellers’ Representative prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) Purchaser the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.12                        Withholding.

Notwithstanding anything in this Agreement to the contrary, Purchaser, after consultation with the Sellers’ Representative, the Company, the Paying Agent and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement any amount as is required to be deducted and withheld with respect to the making of such payment under the Code, or any other provision of Tax law.  To the extent that amounts are so withheld or deducted by Purchaser, the Company, the Paying Agent or the Escrow Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Purchaser, the Company, the Paying Agent or the Escrow Agent, as the case may be.  All payroll and withholding Taxes of the Company Group that are required to be made upon the release to the Sellers of any portion of the Indemnification Escrow Amount, the Merger Consideration Adjustment Escrow Amount, the Special Escrow Amount or upon the payment of any additional amount to the Sellers pursuant to this Agreement shall, prior to the release of such portion of the Indemnification Escrow Amount, the Merger Consideration Adjustment Escrow Amount, the Special Escrow Amount or payment pursuant to this Agreement, as the case may be, to the applicable Sellers, be deducted from the Indemnification Escrow Amount, the Merger Consideration Adjustment Escrow Amount, the Special Escrow Amount or the payments pursuant to this Agreement, as the case may be, and paid over to the Purchaser for further payment to the appropriate Governmental Authority as required by applicable law.

2.13                        Affiliate Transactions.  Other than the payments contemplated by (a) the other provisions of this Agreement (including the schedules and exhibits hereto) and (b) any agreements or arrangements (except for agreements or arrangements in respect of Phantom Rights or Restricted Shares) between any Sellers, solely in their capacities as employees or consultants of any member of the Company Group, on the one hand, and a member of the Company Group, on the other hand, all payment owed by any member of the Company Group to the Sellers or to Affiliates of the Company Group shall be paid in full at or prior to Closing, with evidence of such payment in form and substance reasonably satisfactory to Purchaser.  All payments owed to any member of the Company Group by the Sellers or Affiliates of the Company Group shall be paid in full at or prior to Closing, with evidence of such payment in form and substance reasonably satisfactory to Purchaser.

ARTICLE 3

CONDITIONS TO CLOSING

3.1                               Conditions to the Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a)                                                   each of the representations and warranties set forth in Article 6  (other than the representations and warranties set forth in Sections 6.1, 6.2, 6.3(b)(i) and 6.6) shall be true and correct as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date), except where the failure of any such representations and warranties to be so true and correct has not had, individually or in the aggregate, a material adverse effect on the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby; and each of the representations and warranties set forth in Sections 6.1, 6.2, 6.3(b)(i) and 6.6 shall be true and correct in all respects as of the Closing Date;

(b)                                                   Purchaser and Merger Sub shall have performed in all material respects all the covenants and agreements required to be performed by each of them under this Agreement prior to the Closing;

(c)                                                    no law or order shall have been enacted or entered into after the date hereof that would prevent the consummation of the Merger;

(d)                                                   the Escrow Agreement shall have been duly executed by Purchaser and the Escrow Agent;

(e)                                                    Purchaser shall have delivered the Aggregate Initial Consideration (less the Sellers’ Representative Expense Fund and any amounts otherwise payable to Company Stockholders that have not delivered an executed Letter of Transmittal in accordance with Section 2.7(b)) to the Paying Agent pursuant to the terms of Section 2.7(b);

(f)                                                     Purchaser shall have delivered the Indemnification Escrow Amount, the Special Escrow Amount and the Merger Consideration Adjustment Escrow Amount to the Escrow Agent;

(g)                                                    Purchaser shall have delivered the amount of the Sellers’ Representative Expense Fund to the Sellers’ Representative pursuant to Section 8.7(e);

(h)                                                   Purchaser shall have paid, or caused to be repaid, the Repaid Indebtedness and all Sellers’ Transaction Expenses (to the extent not paid by the Company prior to the Closing); and

(i)                                                       on or prior to the Closing Date, Purchaser shall have delivered to the Sellers’ Representative each of the following:

(i)                                     a certificate from an officer of each of Purchaser and Merger Sub in substantially the form set forth as Exhibit E attached hereto, dated as of the Closing Date, stating that the applicable preconditions specified in Sections 3.1(a) and (b) have been satisfied; and

(ii)                                  certified copies of the resolutions duly adopted by the board of directors (or equivalent governing bodies) of each of Purchaser and Merger Sub authorizing the execution, delivery and performance of this Agreement, the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby.

Any condition specified in this Section 3.1 may be waived by the Sellers’ Representative on behalf of the Sellers and the Company; provided, however, that no such waiver will be effective against the Sellers or the Company unless it is set forth in a writing executed by the Sellers’ Representative.

3.2                               Conditions to Purchaser’s Obligations

The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

(a)                                                   each of the representations and warranties set forth in Article 5 (other than the Fundamental Representations), disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date), except where the failure of any such representations and warranties to be so true and correct has not had, individually or in the aggregate, a Material Adverse Effect; and each of the Fundamental Representations shall be true and correct in all respects as of the Closing Date;

(b)                                                   the Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c)                                                    no law or order shall have been enacted or entered into after the date hereof that would prevent the consummation of the Merger;

(d)                                                   the Escrow Agreement shall have been duly executed by the Sellers’ Representative and the Escrow Agent;

(e)                                                    the Company shall have obtained the consents of the third parties set forth in subsection (a) of the attached “Required Consents Schedule and, to the extent required to be given prior to the Closing, given the required notices to the third parties set forth in subsection (b) of the attached “Required Consents Schedule;”

(f)                                                     each of the Noncompetition Agreements and the Support Agreement shall be in full force and effect;

(g)                                                    each Company Stockholder (other than holders of Dissenting Stock) shall have executed and delivered to the Company a Letter of Transmittal; and

(h)                                                   since March 31, 2015, there shall not have occurred any Material Adverse Effect;

(i)                                                       each of Gryphon Advisors, LLC, the Company, and Sheplers, Inc. shall have executed a Termination Agreement substantially in the form of Exhibit F attached hereto;

(j)                                                      the number of shares of Dissenting Stock (excluding Dissenting Stock held by the holders of Company Stock who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Section 262 of the DGCL) shall represent one percent (1%) or less of the total number of shares of Company Stock, which, for the purposes of this calculation only, shall include one share of Class L-1 Common Stock for each Phantom Right;

(k)                                                   on or prior to the Closing Date, the following shall have been delivered to Purchaser:

(i)                                     a certificate from an officer of the Company in the form set forth as Exhibit G attached hereto, dated as of the Closing Date, stating that the applicable preconditions specified in Section 3.2(a) and (b) have been satisfied;

(ii)                                  certified copies of the resolutions duly adopted by the Company Board authorizing the execution, delivery and performance of this Agreement, the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby; and

(iii)                               resignations of the directors of the Company and its Subsidiary; and

(l)                                                       the Company shall have made all Restricted Share Dividend Payments contemplated in the Restricted Share Letters and the “Capitalization Schedule” prior to the Closing.

Any condition specified in this Section 3.2 may be waived by Purchaser, on behalf of Purchaser and Merger Sub; provided, however, that no such waiver shall be effective unless it is set forth in a writing executed by Purchaser.

ARTICLE 4

COVENANTS PRIOR TO CLOSING

4.1                               Affirmative Covenants.  From the date hereof and prior to the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article 7, except as otherwise provided herein or as required by law, the Company shall and shall cause each other member of the Company Group to (a) use its reasonable efforts to conduct the Business only in the ordinary course of business or as is consistent in all material respects with past custom and practice, (b)  use commercially reasonable efforts to maintain and preserve intact the current organization and business of the Company Group and to preserve the goodwill and relationships of its key employees, and material customers, lenders, and suppliers, and others having material business relationships with the Company Group, (c) cooperate reasonably with Purchaser in the preparation of any financial statements or other information required to be filed by Purchaser’s parent pursuant to the Securities Exchange Act of 1934, as amended from time to time, any regulations thereunder and any stock exchange requirement and (d) cooperate reasonably with Purchaser in Purchaser’s investigation of the Business and its properties, to permit Purchaser and its authorized representatives, at the sole cost of Purchaser, to (i) have reasonable access to its premises, books and records, during normal business hours and with reasonable prior written notice, (ii) visit and visually inspect any of its properties during normal business hours and with reasonable prior written notice (which may be by e-mail), and (iii) discuss its affairs, finances and accounts (including order logs) with its key employees identified on the “Key Employees Schedule”; provided that Purchaser shall coordinate all contact with any of the key employees through the Sellers’ Representative or its designee; provided, further, notwithstanding anything to the contrary in this Agreement, none of the Sellers or the Company shall be required to disclose any information if such disclosure would, in the sole discretion of the Sellers’ Representative, (A) result in the waiver of any attorney-client or other legal privilege or (B) contravene any applicable laws or regulations.  Without limiting the foregoing, from the date hereof until the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article 7, the Company shall:

(a)                                                   cause the Company Group to preserve and maintain all of its permits that are material to the conduct of its business;

(b)                                                   cause the Company Group to pay its debts, Taxes and other obligations when due;

(c)                                                    cause the Company Group to maintain the properties and assets owned, operated or used by the Company Group in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)                                                   cause the Company Group to continue in full force and effect all material insurance policies in an amount consistent with past practice;

(e)                                                    cause the Company Group to maintain its books and records in accordance with past practice; and

(f)                                                     subject to Section 4.2 (u), cause the Company Group to make all capital expenditures (including expenditures on de novo locations) materially in accordance with the Budget Schedule.

4.2                               Negative Covenants.  From the date hereof and prior to the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article 7, except as otherwise provided in this Agreement, as set forth on the “Negative Covenants Schedule”, as required by law or with the prior written consent of Purchaser, the Company shall not and shall cause each other member of the Company Group not to:

(a)                                                   except in the ordinary course of business, sell, lease, assign, license or transfer any of its material tangible assets or any portion thereof (other than sales of inventory or obsolete assets or assets with no book value and prepayment of Indebtedness using Cash) or mortgage, pledge or subject any of the foregoing to any additional Lien, except for Permitted Liens;

(b)                                                   acquire or agree to acquire by merging or consolidating with, or by purchasing all or a material equity or voting interest in, or by purchasing all or a substantial portion of the assets of, any business or any Person or division thereof (other than inventory) or otherwise acquire or license any assets or properties (other than inventory or non-exclusive licenses of Proprietary Rights, which licenses shall be subject to the terms of Section 4.2(g) below)), in each case for consideration in excess of $250,000 for any individual acquisition or $500,000 in the aggregate;

(c)                                                    make any change (or file a request to make any such change) in any method of Tax accounting or any annual Tax accounting period; make, change or rescind any Tax election; surrender any right to claim for a Tax refund; file any amended Tax Return; enter into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment relating to the Company or any of its Subsidiaries; or waive or extend the statute of limitations in respect of any Taxes;

(d)                                                   change any of the accounting methods, principles or practices used in the preparation of the Audited Financial Statements, except as required by a change in any applicable law or GAAP;

(e)                                                    change the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(f)                                                     commence, settle or agree to settle any material judgment in any action or proceeding concerning the Company Group;

(g)                                                    (i) assign, sell, grant any security interest in, to or under, abandon, disclaim, dedicate to the public or fail to timely maintain under any Company Owned Proprietary Rights, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in the Company Owned Proprietary Rights, or (ii) grant to any Person any license with respect to any Company Owned Proprietary Rights, except non-exclusive licenses granted in the ordinary course of business consistent with past practice;

(h)                                                   make, grant, accelerate or promise any bonus or any wage or salary increase to any employee, officer or director, or make, grant or promise any other change in employment terms for any employee, officer or director, other than (i) routine annual wage increases in the ordinary course of business for non-exempt employees only that are consistent in all material respects with past custom and practice and which would not result in an increase in compensation expense of the Company Group for non-exempt employees in excess of 2% over such amounts for fiscal 2015, (ii) pursuant to such arrangements as shall have been entered into prior to the date of this Agreement and are set forth on the Contracts Schedule, (iii) the hiring of new or replacement employees in the ordinary course of business but only if the compensation expense of the Company Group would remain within the Budget following the hiring of such employees; or (iv) bonuses or other amounts that reduce Aggregate Initial Consideration;

(i)                                                       create, incur, assume or guarantee any Indebtedness, except for borrowing in the ordinary course of business under the (i)  Credit Agreement, dated December 20, 2011, among the Company, Sheplers, Inc., and the other parties thereto, (ii) Term Loan Agreement, dated December 20, 2011, among the Company, Sheplers, Inc. and the other parties thereto or (iii) Note Purchase Agreement, dated December 20, 2011, among the Company, Sheplers, Inc. and the other parties thereto, each as in effect on the date hereof; or

(j)                                                      enter into any contract that would be a Company Contract or Company Proprietary Rights Contract if it had been entered into prior to the date hereof, except, solely with respect to Company Contracts described in Sections 5.9(a)(i), for the purchase of inventory in the ordinary course of business consistent with past practice, or materially amend, grant a waiver under, accelerate, modify or terminate (other than any expiration in accordance with its terms) any Company Contract or Company Proprietary Rights Contract;

(k)                                                   adopt a plan of liquidation or dissolution;

(l)                                                       enter into a new line of business or abandon or discontinue an existing line of business;

(m)                                               redeem, purchase or acquire capital stock other than purchases of Company Stock from employees in connection with the termination of such employees’ employment;

(n)                                                   subject to Section 4.2(u), make any capital expenditures in excess of the amounts set forth in the Budget;

(o)                                                   impose any Lien (other than a Permitted Lien) upon any of the Company Group’s properties, capital stock or assets, tangible or intangible;

(p)                                                   except as required by law, adopt, modify or terminate any (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) employee benefit plan or (iii) collective bargaining or other agreement with an employee union, in each case whether written or oral, other than with respect to clause (i), for offer letters for at-will employment for newly hired employees that do not provide for severance, provided such hires are permitted under Section 4.2(h);

(q)                                                   loan to, or forgive any loan to, or enter into any other Contract with, any of the Company Stockholders or their Affiliates, or any directors, officers or employees of the Company Group;

(r)                                                      purchase, lease or otherwise acquire the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $250,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(s)                                                     split, combine or reclassify any shares of capital stock; issue, sell or otherwise dispose of any capital stock; grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any capital stock;

(t)                                                      amend or authorize the amendment of its certificate of incorporation or bylaws; or

(u)                                                   enter into any binding commitment to make any capital expenditure that will be payable on or after June 30, 2015.

4.3                               Reasonable Best Efforts.  Each such party shall, on or prior to the Closing, use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

4.4                               Exclusivity.  Between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with Article 7, each Company Stockholder and the Company, on behalf of themselves and their controlled Affiliates, agrees that such Person shall not, and shall use reasonable best efforts to cause their respective stockholders, officers, directors, employees, agents or representatives not to, solicit, initiate, encourage, or respond positively to any proposal or offer from any Person (other than Purchaser and its representatives) or conduct or engage in any discussions or negotiations or enter into any agreements or understandings with any Person (other than Purchaser and its representatives) relating to the acquisition of a material portion of the assets or equity interests of the Company or its Subsidiary (including any acquisition structured as a merger, consolidation, or share exchange) (an “Acquisition Transaction”).  The Company shall, and shall cause its and its Subsidiary’s directors, officers, employees, advisors, representatives and agents to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing and shall within three (3) Business Days of the date of this Agreement request the return or destruction of all confidential information furnished to such Persons.  Promptly after receipt of any written offer with respect to an Acquisition Transaction, the Company shall notify Purchaser of the receipt of such an offer.

4.5                               Consents.  Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts or other agreements to which the Company Group is a party and that such consents have not been obtained and may not be obtained.  Notwithstanding anything to the contrary herein, Purchaser agrees that the Sellers and the Company Group shall not have any liability whatsoever to the Purchaser Indemnitees (and the Purchaser Indemnitees shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or (unless on account of a breach of the representations contained in Section 5.4(c)) because of the default, acceleration or termination of or loss of right under any such contract or other agreement as a result thereof.  Purchaser further agrees that no representation, warranty or covenant of the Sellers or any member of the Company Group contained herein shall be breached (other than the representations in Section 5.4(c)) or deemed breached and no condition of Purchaser (other than the condition set forth in Section 3.2(e)) shall be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or loss of right or any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination or loss of right.  The Company shall, and shall cause the other members of the Company Group to, use commercially reasonable efforts to obtain any such consents; provided, that the failure to obtain any such consent(s) shall not affect Purchaser’s obligations to consummate the transactions contemplated by this Agreement unless, and only to the extent, otherwise provided for on the “Required Consents Schedule”.  The costs of obtaining any consents required to be obtained as a result of the transactions contemplated hereby shall be included in Sellers’ Transaction Expenses; provided that the Company Group shall not be obligated to commence any litigation or arbitration proceeding, or offer or grant any accommodation (financial or otherwise) to any third party.  In connection with obtaining any consent hereunder, the Company or its Subsidiary shall not agree to make any payment that would be an obligation of the Purchaser or the Company Group after the Closing, or amend any Contract or Lease without the prior written approval of Purchaser.  The form of any notices or consent documents shall be subject to Purchaser’s prior approval (not to be unreasonably withheld, conditioned or delayed (it being agreed that if Purchaser does not provide comments on or its approval of the form of any such notices or consent documents within three (3) Business Days of its receipt thereof, then such documents shall be deemed to be approved by Purchaser)).  Any notices or consents with respect to the Leases set forth on the Required Consents Schedule shall be sent to the applicable landlord no later than two (2) days after the date of this Agreement.  The Company will provide prompt notice to Purchaser if any third party notifies any member of the Company Group that its consent to the transactions contemplated by this Agreement is required.  For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, Purchaser expressly agrees that, except as set forth on the “Required Consents Schedule”, its obligations to consummate the transactions contemplated by this Agreement are not subject to the receipt of any consent or approval by any Person.

4.6                               Company Stockholder Approval.  Promptly following the execution of this Agreement by the Company, the Company, acting through the Company Board, shall deliver, in accordance with applicable law and the Company Charter and Bylaws, notice of the Written Consent and notice of dissenters’ rights in accordance with the DGCL, in each case to each of the Company Stockholders who did not execute the Written Consent.  Prior to delivering such notices, the Company will give Purchaser and its counsel a reasonable opportunity (but in no event less than two (2) days) to review and comment on reasonably final drafts of such notices and all materials to be provided to the Company Stockholders relating thereto.  If, at any time prior to the Effective Time, any event or information should be discovered by the Company that should be set forth in an amendment or supplement to the Written Consent or any of the materials provided to the Company Stockholders relating thereto, then the Company will promptly inform Purchaser of such occurrence, and the Company will deliver to the Company Stockholders such amendment or supplement.

4.7                               Intellectual Property Recordation.  Prior to the Closing Date, the Company shall use commercially reasonable efforts to make and record all filings with the applicable Governmental Authorities so that a member of the Company Group will appear in their records as owner of all registrations and applications in the Registered Proprietary Rights owned by a member of the Company Group as set forth on the “Intellectual Property Recordation Schedule”.

4.8                               Benefits Matters.

(a)                                                   The Company Group shall take all necessary or appropriate actions (i) to terminate the Phantom Rights Plan and cancel all Phantom Rights effective as of the Effective Time, without Liability to any Person other than for the amounts due under this Agreement in respect of Phantom Rights vesting in accordance with their respective terms on or prior to the Effective Time and (ii) take such corporate actions as are necessary under the terms of the Sheplers Savings and Investment Plan in order to terminate such plan (but for the avoidance of doubt not including making distributions and taking such other actions that will be required in the wind up of such plan), and take such actions as can reasonably be taken to terminate such group welfare Employee Plans as Purchaser may identify to the Company Group at least five days prior to the Closing Date, effective as of immediately prior to the Closing Date, (or, where such terminations cannot be effectuated within such five day period, to initiate such terminations to be effective as soon as reasonably practicable following the Closing) in each case pursuant to board resolutions and other actions required or appropriate under the terms of the Phantom Rights Plan, such 401(k) Plan, or such other Employee Plans.

(b)                                                   Section 280G Matters.

(i)                                     If the Company or any of its Subsidiaries is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that would or may not be deductible under Section 280G of the Code if the stockholder approval requirements of Section 280G(b)(5)(B) of the Code are not satisfied, then the Company shall, prior to the Closing, submit for approval, pursuant to Section 280G(b)(5)(B) of the Code and the regulations thereunder and in a manner reasonably satisfactory to Purchaser, by the stockholders of the Company entitled to vote, any payments and/or benefits to any shareholder, director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries that may be deemed to constitute “parachute payments” as defined in Section 280G(b)(2) of the Code (“Potential 280G Benefits”), and, prior to the Closing, the Company shall deliver to Purchaser evidence reasonably satisfactory to Purchaser either that (i) the requisite stockholder approval was obtained, or (ii) no Potential 280G Benefits will be payable or retained, including by reason that the individual or individuals entitled to such payments elected to sign waivers forfeiting any payments or benefits that may be deemed to constitute “parachute payments”.

(ii)                                  To the extent that any contract, agreement, or plan is entered into by Purchaser, the Company, any Subsidiary of the Company or any of their Affiliates and a “disqualified individual” (as defined in Section 280G of the Code) in connection with the transactions contemplated by this Agreement before the Closing Date, the Purchaser shall provide a copy of such contract, agreement or plan to the Company and the Stockholders’ Representative at least five (5) Business Days before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which are reasonably expected to be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G of the Code.

(c)                                                    The Company Group shall, prior to the Closing Date, use commercially reasonable efforts to file all Form 5500 Annual Returns/Reports of Employee Benefit Plan and any required schedules and attachments for each of the Employee Plans that are delinquent and have not been timely filed with the Department of Labor pursuant to Title I of ERISA, pursuant to and in accordance with the Department of Labor’s Delinquent Filer Voluntary Compliance Program, and

pay all associated penalties.  The costs incurred by the Company Group, including but not limited to any filing fees, penalties, printing costs, distribution costs and legal fees, in connection with such actions shall be included as Sellers’ Transaction Expenses.

(d)                                                   Following the end of the 12-month period ending July 29, 2015, Purchaser will determine whether amounts are payable under the Sheplers Fiscal Year 2015 Management Bonus Plan and the Sheplers Fiscal Year 2015 Store Manager’s Bonus Plan (the “Plans”), which determination shall be consistent with past practice (and, notwithstanding the sale to Purchaser, shall as closely as reasonably possible reflect the costs and expenses that would have been incurred had the Company remained a standalone entity though July 29, 2015).  Bonuses under the 2015 Plans, if any, shall be paid no later than October 1, 2015.  Participants in the Plans shall be limited to those employees who were employed by the Company Group as of the Closing, other than those who are not employed with the Company Group through the date bonuses are paid as a result of a termination for cause or a voluntary resignation.

4.9                               Debt Financing Cooperation.

(a)                                                   The Company Group shall provide and use commercially reasonable best efforts to cause their respective employees, agents and representatives to provide, all reasonable cooperation to Purchaser and Merger Sub in connection with obtaining the Debt Financing, including, without limitation: (i) using commercially reasonable best efforts to provide such customary financial and other information as Purchaser shall reasonably request in connection with the Debt Financing (including timely delivery of Required Financing Deliverables), (ii) assisting in the preparation of Marketing Material (including offering documents, ratings agency materials and confidential information memoranda) for the Debt Financing and materials for rating agency presentations, (iii) participating as reasonably requested in the Marketing Efforts for any Debt Financing, (iv) taking such actions as may be reasonably requested to permit the prospective Financing Sources, investors and ratings agencies involved in any Debt Financing to evaluate the Company’s assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and to establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (v) in the case of management of the Company, assisting in the preparation of the Debt Financing Documents, and delivery by the Company of the Required Financing Deliverables in connection with the Debt Financing provided that no obligation of the Company Group under any Required Financing Deliverable or any other Contract relating to the Debt Financing shall be operative until the Closing Date and no personal liabilities shall be imposed on the officers, directors, employees, and agents of the Company Group involved, (vi) reasonably cooperating and assisting Purchaser in obtaining customary landlord consents, landlord waivers and estoppels and non-disturbance agreements relating to the Debt Financing; provided, that, in each case, where applicable, such documents will not take effect until the Closing; (vii) providing Purchaser and its prospective Financing Sources, at reasonable times and with reasonable notice, access to the Company Group’s respective properties and facilities; (viii) using commercially reasonable best efforts to provide Purchaser and its prospective Financing Sources with other pertinent information regarding the Company Group as may be reasonably requested by Purchaser or such Financing Sources in connection with the Debt

Financing (A) in order to facilitate the pledging of assets and properties in connection therewith and (B) as needed to evaluate the Company Group’s cash management and accounting systems, and the policies and procedures relating thereto, for the purpose of establishing collateral arrangements, and (ix) taking such actions as are within its control and reasonably requested by Purchaser to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Debt Financing as set forth in the Debt Commitment Letters and provided that the Company Board shall not be required to approve the Debt Financing provided, that, no obligation of the Company Group under any Required Financing Deliverable or any other Contract relating to the Debt Financing shall be operative until the Closing Date and no personal liabilities shall be imposed on the officers, directors, employees, and agents of the Company Group involved.  The Company consents to the reasonable use of its logos in connection with the Debt Financing in a manner customary for such financing transactions; provided, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company Group.  Notwithstanding the foregoing, nothing contained in this Section 4.9 shall require cooperation with the Financing Sources to the extent it would interfere unreasonably with the business or operations of the Company, or impose any liability on the Company prior to the Closing (other than in the case of a breach by the Company of this Section 4.9).  Purchaser shall (i) pay for all of the out-of-pocket costs and expenses (including attorneys’ fees) incurred by Purchaser in connection with obtaining the Debt Financing and (ii) promptly, upon request by the Company, reimburse the Company for all of its documented reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company in connection with the cooperation of the Company contemplated by this Section 4.9.  Notwithstanding any other provisions set forth herein or in any other agreement between the Company and Purchaser, the Company agrees that Purchaser and its Affiliates may share non-public or confidential information regarding the Company with the Financing Sources participating in the Debt Financing, and that Purchaser and such Financing Sources may share such information with potential Financing Sources in connection with any Marketing Efforts in connection with the Debt Financing, provided that the recipients of such information agree to customary (including “click through”) confidentiality arrangements that are reasonably satisfactory to the Company and the Company acknowledges that the confidentiality provisions contained in the Debt Commitment Letters are reasonably satisfactory.

(b)                                                   Notwithstanding anything to the contrary contained herein, (i) prior to the Closing, no member of the Company Group shall be required to pay any commitment or other fee in connection with the Debt Financing, (ii) prior to the Closing, no member of the Company Group shall be required to incur, and none of them shall have, any liability or obligation under any loan agreement or any related document or any other agreement or document related to the Debt Financing, (iii) the pre-Closing directors and officers of the Company (who will not continue to be directors and officers post-Closing) and the pre-Closing directors and officers of the Subsidiary of the Company (who will not continue to be directors and officers post-Closing) shall not be required to adopt resolutions approving or to execute the contracts, agreements, documents and instruments pursuant to which the Debt Financing is obtained, (iv) neither the Company nor its Subsidiary shall be required to execute, prior to the Closing, any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates or documents in connection with the Debt Financing, and (v) neither the Company nor its Subsidiary shall be required to take any corporate actions prior to the Closing to permit the consummation of the Debt Financing.

(c)                                                    Notwithstanding anything to the contrary contained herein, each of Purchaser and Merger Sub expressly acknowledges and agrees that the Sellers and their respective Affiliates (excluding the Company Group) shall have no obligation, liability, or responsibility for or with respect to the Debt Financing, and other than as set forth above, the Company and the other members of the Company Group shall have no obligation, liability, or responsibility for or with respect to the Debt Financing prior to the Effective Time, and each of Purchaser and Merger Sub further expressly acknowledges and agrees that the consummation of the transactions contemplated by this Agreement is in no way conditioned on or subject to the receipt by Purchaser, Merger Sub or any of their Affiliates or the Company of the proceeds of any such financing.

4.10                        Supplements to Schedules.  The Company shall deliver to Purchaser a written supplement to any schedules referenced herein, from time to time, prior to the Closing in order to update the information in such schedules to reflect any event, condition, fact or circumstance that becomes known to the Company after the date hereof and that would cause any inaccuracy in or breach of a representation, warranty or covenant of the Company (an “Updated Schedule”).  An Updated Schedule shall not be taken into account for purposes of Section 3.2 or 8.1 and shall not diminish the Purchaser Indemnitees’ right to make indemnification claims pursuant to Section 8.1 or Purchaser’s right to terminate this Agreement pursuant to Section 7.1 with respect to any matters disclosed in such Updated Schedule.

4.11                        Support Agreements.  The Company shall use reasonable best efforts to cause each Seller that did not enter into the Support Agreement as of the date hereof to enter into a support agreement on substantially the same terms as the Support Agreements prior to the Closing.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

As a material inducement to Purchaser to enter into this Agreement, the Company hereby represents and warrants to Purchaser and Merger Sub as follows:

5.1                               Organization and Power; Subsidiaries and Investments.

(a)                                                   Each member of the Company Group is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each member of the Company Group has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder.  Except as set forth on the attached “Capitalization Schedule,” no member of the Company Group owns or controls (directly or indirectly) any stock, partnership interest, joint venture interest, equity participation or other security or interest in any other Person.

(b)                                                   Except as set forth on the attached “Corporate Organization Schedule,” each member of the Company Group is qualified to do business as a foreign entity and is in good standing in each jurisdiction listed on the attached “Corporate Organization Schedule,” which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct of the Business requires such member of the Company Group to be so qualified, except to the extent the failure to qualify would not reasonably be expected to have a Material Adverse Effect.  Each member of the Company Group has all requisite corporate power and authority to carry on its business as now conducted.  The organizational documents of each member of the Company Group, which have previously been furnished to Purchaser, reflect all amendments thereto, and are correct and complete in all material respects.  No member of the Company Group is in default or violation of any of the provisions of its organizational documents.

5.2                               Authorization.  The execution, delivery and performance by the Company Group of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby have been duly and validly authorized by the members of the Company Group, as the case may be, and no other act or proceeding on the part of any member of the Company Group, their respective governing bodies or stockholders is necessary to authorize the execution, delivery or performance by the Company Group of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby other than the Written Consent.  This Agreement has been duly executed and delivered by the Company, and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by the members of the Company Group, as applicable, will each constitute, a valid and binding obligation of such member of the Company Group, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

5.3                               Capitalization.  The attached “Capitalization Schedule” accurately sets forth the authorized and outstanding equity of each member of the Company Group and the name and number of equity interests held by each stockholder thereof.  All of the issued and outstanding equity of each member of the Company Group has been validly issued, fully paid, and nonassessable and were not issued in violation of applicable law.  The Company owns all of the issued and outstanding capital stock of its Subsidiary free and clear of all Liens except for Permitted Liens.  None of the shares of Company Stock were issued in violation of any agreement, arrangement or commitment to which the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.  Except for this Agreement and as may be set forth on the attached “Capitalization Schedule,” there are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which any member of the Company Group is a party or which is binding upon any member of the Company Group providing for (i) the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable, convertible, or exchangeable therefor or (ii) any voting or other rights with respect to the equity of any member of the Company Group.  Except as set forth on the attached “Capitalization Schedule,” there are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to any member of the Company Group.  All of the Restricted Shares and the Phantom Rights that have not been effectively and validly cancelled or repurchased prior to the date hereof will be fully vested upon the Effective Time.  The treatment of the phantom rights agreements and Phantom Rights Plan set out in this Agreement is consistent with the terms of said Phantom Rights Plan and the applicable phantom rights agreement in all respects.  The Distribution Waterfall is accurate and correct in all respects and has been prepared in accordance with the terms and provisions of the Company Charter and Bylaws and each other Company document relating to the distribution of proceeds or payments of other amounts.  All accrued and unpaid dividends on any Company Stock of the Company shall be paid in full as part of the Distribution Waterfall.  The attached “Capitalization Schedule” sets forth, as of the date hereof and as of the Closing, a true and correct list of all amounts payable by the Company, including amounts held in a Company Escrow Account (as defined in those certain letter agreements, dated on or about November 2012, between the Company and certain holders of Restricted Shares (the “Restricted Share Letters”)) and payable upon the vesting of any Restricted Shares, in respect of any Restricted Shares in connection with any Distribution (as defined in the Restricted Share Letters) (the “Restricted Share Dividend Payments”).

5.4                               Absence of Conflicts.  Except as set forth on the attached “Material Restrictions Schedule”, the execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate in any respect, result in any breach of, or constitute a default under the Company Charter and Bylaws (b) violate in any respect, result in any breach of, or constitute a default under any applicable law, statute, ordinance, code, rule, regulation or requirement of any Governmental Authority, (c) violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or approval under any Contract of a type required to be set forth on the “Contracts Schedule” or any Company Proprietary Rights Contract or any Governmental License or (d) require any authorization, consent, approval, exemption or notice to any Governmental Authority under the provisions of any law, statute, rule, regulation, judgment, order or decree (except for the filing and recordation of the Certificate of Merger as required by the DGCL).

5.5                               Financial Statements; No Undisclosed Liabilities.

(a)                                                   The attached “Financial Statements Schedule” contains true, correct and complete copies of the following financial statements (the “Financial Statements”):

(i)                                     the unaudited consolidated balance sheet of the Company Group as of March 29, 2015 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for the eight-month period then ended; and

(ii)                                  the audited consolidated balance sheet of the Company Group as of July 27, 2014 (the “Audited Balance Sheet”) and July 28, 2013, and the related audited consolidated statements of operations, stockholders’ equity and cash flows for each of the annual periods then ended (collectively with the Audited Balance Sheet, the “Audited Financial Statements”).

Except as set forth in the “Financial Statements Schedule”, each of the foregoing Financial Statements is accurate, correct and complete in all material respects and presents fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Company Group throughout the periods covered thereby and such Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods indicated (except that the Latest Balance Sheet is subject to normal year-end adjustments, which shall not be material in amount, and reclassifications and lacks footnote disclosure and other presentation items).

(b)                                                   Except (i) as reflected in the Financial Statements (including the footnotes thereto), (ii) for Liabilities incurred in the ordinary course of business since the date of the Audited Balance Sheet (none of which relates to any breach of contract, tort, infringement or violations of law), (iii) for the Company’s obligations set forth in this Agreement, and (iv) for Liabilities identified in the schedules or exhibits to this Agreement (including the attached “No Undisclosed Liabilities Schedule”) in a reasonably apparent manner, the Company Group has not incurred any Liabilities that would be required to be reflected in a consolidated balance sheet of the Company Group prepared in accordance with GAAP consistently applied.

5.6                               Absence of Certain Developments.  Except as set forth in the attached “Developments Schedule,” since March 31, 2015, in each case other than in connection with the transactions contemplated by this Agreement, the Company Group has not:

(a)                                                   suffered an event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)                                                   sold, leased, assigned, licensed or transferred any of its tangible material assets or portion thereof (other than in the ordinary course of business and other than sales of obsolete assets or assets with no book value) or mortgaged, pledged or subjected them to any additional Lien, except for Permitted Liens;

(c)                                                    acquired or agreed to acquire by merging or consolidating with, or by purchasing all or a material equity or voting interest in, or by purchasing all or a substantial portion of the assets of, any business or any Person or division thereof (other than inventory) or otherwise acquire or license any assets or properties (other than inventory or non-exclusive licenses of Proprietary Rights in the ordinary course of business consistent with past practice), in each case for consideration in excess of $250,000 for any individual acquisition or $500,000 in the aggregate;

(d)                                                   made any change (or filed a request to make any such change) in any method of Tax accounting or any annual Tax accounting period; made, changed or rescinded any Tax election; surrendered any right to claim for a Tax refund; file any amended Tax Return; entered into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment relating to the Company or any of its Subsidiaries; or waived or extended the statute of limitations in respect of any Taxes;

(e)                                                    changed any of the accounting methods, principles or practices used in the preparation of the Financial Statements, except as required by a change in any applicable law or GAAP;

(f)                                                     changed the Company’s cash management practices or its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(g)                                                    commenced, settled or agreed to settle any material judgment in any action or proceeding concerning the Company Group;

(h)                                                   (i) assigned, sold, granted any security interest in, to or under, abandoned, disclaimed, dedicated to the public or failed to timely maintain under any material Company Owned Proprietary Rights, including failed to perform or caused to be performed all applicable filings, recordings and other acts, or paid all required fees and Taxes, to maintain and protect its interest in the Company Owned Proprietary Rights, or (ii) granted to any Person any license with respect to any Company Owned Proprietary Rights, except non-exclusive licenses granted in the ordinary course of business consistent with past practice;

(i)                                                       made, granted, accelerated or promised any bonus or any wage or salary increase to any employee, officer or director, or made, granted or promised any other change in employment terms for any employee, officer or director, other than (i) routine annual wage increases in the ordinary course of business for non-exempt employees only that are consistent in all material respects with past custom and practice and which would not result in an increase in compensation expense of the Company Group for non-exempt employees in excess of 2% over such amounts for fiscal 2015, (ii) pursuant to such arrangements as shall have been entered into prior to the date of this Agreement as set forth on the Contracts Schedule, (iii) the hiring of new or replacement employees in the ordinary course of business but only if the compensation expense of the Company Group would remain within the Budget following the hiring of such employees; or (iv) bonuses or other amounts that reduce Aggregate Initial Consideration;

(j)                                                      created, incurred, assumed or guaranteed any Indebtedness, except for borrowing in the ordinary course of business under the (i)  Credit Agreement, dated December 20, 2011, among the Company, Sheplers, Inc., and the other parties thereto, (ii) Term Loan Agreement, dated December 20, 2011, among the Company, Sheplers, Inc. and the other parties thereto or (iii) Note Purchase Agreement, dated December 20, 2011, among the Company, Sheplers, Inc. and the other parties thereto, each as in effect on the date hereof;

(k)                                                   entered into any contract that would be a Company Contract or Company Proprietary Rights Contract if it had been entered into prior to the date hereof, or materially amended or modified or terminated (other than any expiration in accordance with its terms) any Company Contract or Company Proprietary Rights Contract, except, in each case, in the ordinary course of business consistent with past practice;

(l)                                                       adopted or implemented a plan of liquidation or dissolution;

(m)                                               entered into a new line of business or abandoned or discontinued an existing line of business;

(n)                                                   split, combined or reclassified any shares of capital stock;

(o)                                                   redeemed, purchased or acquired capital stock other than purchases of Company Stock from employees in connection with the termination of such employees’ employment;

(p)                                                   issued, sold or otherwise disposed of any capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(q)                                                   made any capital expenditures in excess of the amount set forth in the Budget;

(r)                                                      imposed any Lien (other than a Permitted Lien) upon any of the Company Group’s properties, capital stock or assets, tangible or intangible;

(s)                                                     adopted, modified or terminated any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) employee benefit plan or (iii) collective bargaining or other agreement with an employee union, in each case whether written or oral;

(t)                                                      made any loan to (or forgiveness of any loan to), or entered into any other transaction with, any of its stockholders, Affiliates, directors, officers and employees;

(u)                                                   suffered any material damage, destruction or loss (whether or not covered by insurance) to its property;

(v)                                                   amended or authorized the amendment of its certificate of incorporation or bylaws; or

(w)                                                 entered into any contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

5.7                               Real Property.

(a)                                                   Leased Real Property.  The attached “Leased Real Property Schedule” sets forth the address of each Leased Real Property facility of the Company Group as of the date hereof and contains a complete and accurate list of all current Leases for such Leased Real Property.  Except as set forth in the attached “Leased Real Property Schedule”, with respect to each of the Leases for such Leased Real Property facility: (i) such Lease is legal, valid, binding and enforceable against the member of the Company Group which is party to such Lease and is in full force and effect and has not been modified; (ii) the transactions contemplated hereby do not require notice to nor the consent of any other party to such Lease and will not result in a breach of or default under such Lease; (iii) no member of the Company Group, nor to the Company’s Knowledge, the other party to such Lease is in material breach or default under any such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Lease; (iv) no member of the Company Group has received written notice that any party to any Lease intends to cancel, terminate or refuse to renew such Lease; (v) no member of the Company Group is a party to any sublease or similar arrangement under which any member of the Company Group is a sublandlord or otherwise makes available any portion of the Leased Real Property for use by any third party; and (vi) no member of the Company Group has collaterally assigned or granted any other security interest in such Lease or any interest therein which will not be released at Closing.  True, correct and complete copies of each Lease have been provided or made available to Purchaser.

(b)                                                   Owned Real Property.  No member of the Company Group owns or has ever owned, any real property.

(c)                                                    Real Property Used in the Business.  The Leased Real Property identified on the attached “Leased Real Property Schedule” comprises all of the real property used in the operation of the Business.  No Leased Real Property is subject to any order, suit for condemnation or assessment of a Governmental Authority (nor, to the Company’s Knowledge is any such order or suit threatened or proposed), or, to the Company’s Knowledge, any use restrictions, exceptions, variances or limitations that are binding on any member of the Company Group and that would interfere in any material respect with the Company’s present use of or occupancy of the affected parcel by the relevant member of the Company Group.  Except as set forth on the “Leased Real Property Schedule”, the Leased Real Property is in all material respects in good operating condition and repair and is suitable in all material respects for its current use, operation and occupancy.  No security deposit or portion thereof deposited with respect to the Leased Real Property has been applied in respect of a breach or default under any applicable Lease that has not been redeposited in full, and no member of the Company Group owes any brokerage commissions or finder’s fees with respect to any Leases.

5.8                               Title to Tangible Assets.  One or more members of the Company Group has good and valid title, free and clear of all Liens, other than Permitted Liens, to, or a valid leasehold interest in, all tangible and intangible personal property (for the avoidance of doubt, not including Proprietary Rights which are addressed in Section 5.10) and assets reflected the Latest Balance Sheet or acquired after the Latest Balance Sheet, other than properties and assets sold or otherwise disposed of in the ordinary course of business.  Except as set forth on the “Leased Real Property Schedule”, the equipment and other items of tangible personal property assets of the Company Group are in good working condition and repair, ordinary wear and tear excepted, to allow the Business to be operated in the ordinary course of business in all material respects.

5.9                               Contracts and Commitments.

(a)                                                   The “Contracts Schedule” attached hereto lists all of the following written agreements to which any member of the Company Group is a party and which are in effect, in each case as of the date hereof:

(i)                                     Contracts which provide for the purchase or sale of products or services by or to any member of the Company Group and under which the undelivered balance of such products or services has a sale price in excess of $250,000 other than purchase orders for sale of inventory in the ordinary course of business;

(ii)                                  Contracts which involve commitments to make capital expenditures or which provide for the purchase of goods or services by any member of the Company Group from any one Person under which the undelivered balance of such products or services has a purchase price in excess of $100,000;

(iii)                               Contracts relating to the acquisition or disposition by the Company Group of any Person, a material amount of stock or assets of any other Person or any real property, whether by merger, sale of stock, sale of assets, consolidation, share exchange or otherwise;

(iv)                              Contracts relating to Indebtedness of the Company Group or any guaranty by any member of the Company Group of any obligation in respect of Indebtedness;

(v)                                 employment Contracts and Contracts with independent contractors or consultants providing for aggregate cash payments to any Person in any calendar year in excess of $100,000;

(vi)                              Contracts with any employee leasing agency for the engagement of temporary or leased employees by any member of the Company Group;

(vii)                           broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which any member of the Company Group is a party; involving consideration in excess of $100,000;

(viii)                        Contracts pursuant to which any member of the Company Group is a lessor or a lessee of any property, personal or real, including all Leases for the Leased Real Property, or holds or operates any tangible personal property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed $100,000;

(ix)                              Contracts that restrict the ability of any member of the Company Group to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)                                 Contracts to which any member of the Company Group is a party that provide for any joint venture, partnership or similar arrangement by the Company Group;

(xi)                              Contracts between or among any member of the Company Group on the one hand and any Company Stockholder or any Affiliate of a Company Stockholder (other than the Company) on the other hand;

(xii)                           Contracts that provide specifically for the assumption by the Company of any Tax or environmental Liability of any Person, or Contracts involving consideration in excess of $250,000 that provide for the indemnification or assumption by the Company of Liabilities of any Person;

(xiii)                        collective bargaining agreements or Contracts with any union to which the Company is a party;

(xiv)                       all change in control, retention, severance or similar Contracts with any current or former employee, director or consultant;

(xv)                          all Contracts involving the payment of any earn-out, deferred or contingent payment, or pursuant to which other indemnification or material obligations remain outstanding;

(xvi)                       all Contracts containing minimum purchase requirements or exclusivity restrictions on the Company Group; and

(xvii)                    Contracts relating to the Leased Real Property, including the Leases.

(b)                                                   Except as disclosed on the attached “Contracts Schedule”: (i) no Contract set forth (or required to be set forth) on the attached “Contracts Schedule” has been breached or is in default in any material respect or has been canceled by any member of the Company Group, or to the Company’s Knowledge, by any other party thereto, which has not been duly cured or reinstated and there has not occurred any event (with or without the lapse of time or the giving of notice or both) which would constitute such a breach or default of such contract; (ii) no member of the Company Group is in receipt of any written claim of default under any such Contract since May 1, 2013; and (iii) each Contract listed on the attached “Contracts Schedule” is valid, binding and enforceable against the Company or one or more members of the Company Group, as applicable, and to the Knowledge of the Company, all other parties thereto, except as such enforceability may be limited by (A) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (B) applicable equitable principles (whether considered in a proceeding at law or in equity).  The Company has made available or delivered to Purchaser true, correct and complete copies of all of the Contracts listed (or required to be listed) on the “Contracts Schedule,” together with all amendments and waivers thereto.

5.10                        Proprietary Rights.

(a)                                                   The attached “Proprietary Rights Schedule” contains a complete and accurate list as of the date hereof of all: (i) Registered Proprietary Rights owned by, filed in the name of, or applied for by any member of the Company Group indicating for each such item, as applicable, the application or registration number, jurisdiction of filing or issuance, the identity of the current applicant or registered owner, and a brief summary of any proceedings or actions pending before any court, tribunal (including the U.S. Patent and Trademark Office) or equivalent authority; and (ii) all material unregistered Trademarks owned by any member of the Company Group.  Except as set forth on the “Proprietary Rights Schedule”, all Registered Proprietary Rights are in material compliance with all formal legal requirements required to maintain such registrations (including payment of filing, examination and maintenance fees and proofs of use).  There are no actions that must be taken by any member of the Company Group within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates from any Governmental Authority for the purpose of obtaining, maintaining, or preserving or renewing any Registered Proprietary Rights.

(b)                                                   One or more members of the Company Group owns, or has the right to use pursuant to a valid license, all Proprietary Rights used in or necessary for the operation of the Business, free and clear of all Liens other than Permitted Liens.  All of the Company Owned Proprietary Rights are subsisting and to the Knowledge of the Company, valid and enforceable.  One or more members of the Company Group is the sole owner of all of the Company Owned Proprietary Rights.  All Company Owned Proprietary Rights were written, invented, developed and created solely by either (i) employees of a member of the Company Group acting within the scope of their employment or (ii) by Persons who have validly and irrevocably assigned all of their rights, including all Proprietary Rights, to a member of the Company Group, and no employee or other Person owns or has any rights to any such Company Owned Proprietary Rights.

(c)                                                    The attached “Proprietary Rights Schedule” contains a list as of the date hereof of all (i) Contracts under which any Person has been granted a license to use any Company Proprietary Rights; (ii) Contracts under which any Person has granted to any member of the Company Group a license to use any Proprietary Rights (other than non-exclusive licenses or other agreements for generally available commercial software that cost not more than $5,000 for a perpetual license for a single user or work station or $50,000 in the aggregate for all users and work stations) (such Proprietary Rights in the foregoing clause (ii), together with all Proprietary Rights that are licensed to any member of the Company Group by a Person, “Company Licensed Proprietary Rights”); and (iii) Contracts containing an escrow requirement with respect to the Company Proprietary Rights (collectively, the “Company Proprietary Rights Contracts”).  Except as set forth in the attached “Proprietary Rights Schedule”, (A) the Company Proprietary Rights have not been released to any Person pursuant to any escrow requirement of any member of the Company Group set forth in a Contract; and (B) no member of the Company Group is obligated to pay any royalties, fees, honoraria or other amounts to any third party for the purchase, license, sublicense or use of any Company Proprietary Rights (except for Contracts of the type described in clause (ii) above).

(d)                                                   Except as disclosed on the attached “Proprietary Rights Schedule”: (i) to the Knowledge of the Company, no Company Proprietary Rights Contract has been breached in any material respect or canceled by the other party which has not been duly cured or reinstated; (ii) no member of the Company Group is in default or in breach under any Company Proprietary Rights Contract or in receipt of any written notice from any other party to such Company Proprietary Rights Contract that such party intends to modify, cancel or terminate such Company Proprietary Rights Contract; (iii) no event has occurred which with the passage of time or the giving of notice or both would result in a material breach or default under any such Company Proprietary Rights Contract and (iv) each Company Proprietary Rights Contract is valid, binding and enforceable against the Company or one or more members of the Company Group, as applicable, and to the Knowledge of the Company, all other parties thereto, in each case, except as such enforceability may be limited by (A) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (B) applicable equitable principles (whether considered in a proceeding at law or in equity).  Each Company Proprietary Rights Contract is in full force and effect, except in each case to the extent it has previously expired in accordance with its terms.  The Company has made available or delivered to Purchaser accurate and complete copies of all Company Proprietary Rights Contracts, together with all amendments, written waivers or other written extensions thereto.

(e)                                                    Since May 1, 2012, neither the operation of the Business nor any member of the Company Group has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Proprietary Rights of any Person.  No member of the Company Group has received any written claims within the past three (3) years alleging that the operation of the Business or any member of the Company Group has infringed, violated or misappropriated, or is infringing, violating or misappropriating, the Proprietary Rights of any Person, or challenging the validity, enforceability, use or ownership of any Company Owned Proprietary Rights.  There is no action, suit, proceeding or claim pending or, to the Company’s Knowledge, threatened, against any member of the Company Group alleging or concerning any of the foregoing.

(f)                                                     Except as indicated on the attached “Proprietary Rights Schedule,” to the Knowledge of the Company, since May 1, 2012 no Person has (i) infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Company Owned Proprietary Rights, or (ii) has used, or is using, any Trademarks in any manner that is causing dilution of the Trademarks used in the operation of the Business.  There is no action, suit, proceeding or claim pending by any member of the Company Group alleging or concerning any of the foregoing.

(g)                                                    Each member of the Company Group has taken all commercially reasonable actions and steps necessary to protect all of the Company Owned Proprietary Rights, including the secrecy, confidentiality and value of any Trade Secrets and other confidential and proprietary information of the Company Group.

(h)                                                   To the Knowledge of the Company, no Trade Secrets or other confidential Proprietary Rights have been disclosed by any member of the Company Group to any Person except pursuant to a valid, binding and enforceable non-disclosure and/or license agreement.  To the Knowledge of the Company, no employee, independent contractor or consultant of any member of the Company Group (A) has misappropriated any Trade Secrets of any other Person in the course of performance as an employee, independent contractor or consultant of any member of the Company Group; or (B) is bound by or otherwise subject to any obligations to any other Person restricting such employee, independent contractor or consultant from performing his or her duties for any member of the Company Group or in breach of any Contract with any former employer or other entity concerning any Company Proprietary Rights or confidentiality.

(i)                                                       The Company Owned Proprietary Rights constitute all Proprietary Rights necessary for, used in or held for use in connection with the operation of the Business.

(j)                                                      Each member of the Company Group’s rights in the Company Proprietary Rights shall survive unchanged following the consummation of the transactions contemplated by this Agreement.

(k)                                                   Neither this Agreement nor the transactions contemplated by this Agreement will result in (i) any member of the Company Group granting to any third party pursuant to any agreement to which any member of the Company Group is a party or by which it is bound any right, title or interest to or with respect to any Proprietary Rights owned by, or licensed to, any member of the Company Group, (ii) any member of the Company Group being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business, (iii) any restriction on the ability of the any member of the Company Group to share information relating to its ongoing business or operations, or (iv) any member of the Company Group being obligated to pay any royalties, fees, honoraria or other amounts to any third party in excess of those payable by any member of the Company Group prior to the Closing Date pursuant to agreements to which any member of the Company Group is a party or by which it is bound, in each case other than in connection with changes to the operation of the business following the Closing.

(l)                                                       The IT Assets used by the Company Group in the conduct of its business (the “Company IT Assets”) are substantially sufficient for the operation of its business.  The Company IT Assets have not materially malfunctioned or failed and do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (i) substantially disrupt or adversely affect the functionality of any Company IT Assets, except as disclosed in their documentation, or (ii) enable or assist any Person to access without authorization any Company IT Assets.  The Company Group has implemented commercially reasonable backup, security and disaster recovery technology consistent with industry practices, and no Person has gained unauthorized access to any Company IT Assets.

(m)                                               In their business operations, the Company Group, and each of their respective employees have (a) complied in all material respects with all applicable state, local and federal privacy and data security laws, regulations and requirements and all applicable laws and regulations of non-US jurisdictions regarding the collection, processing, disclosure and use of all individuals’ data, including but not limited to data breach notification laws; (b) complied in all material respects with applicable Federal Trade Commission rules, regulations and guidance with respect to: (i) the operation of its business both online and offline, including without limitation, advertising and marketing; (ii) protection of individuals’ personal information to prevent and/or mitigate identity theft; and (iii) online behavioral advertising; (c) complied in all material respects with industry best practices concerning online behavioral advertising; (d) maintained, made available and complied in all material respects with the Company’s privacy policy, both in the current form provided to Purchaser and Merger Sub and in all prior forms, consistent with the requirements set forth in sub-paragraphs (a), (b), (c) and (d) above and have operated their business consistent with such privacy policy; (e) except as disclosed on the “Proprietary Rights Schedule”, maintained and complied in all material respects with a written information security program, which includes an incident response program, encryption of sensitive personal data in transit and when stored on a server, training of applicable employees, and such information security program is audited on at least an annual basis and any deficiencies are promptly corrected; (f) corrected any data privacy or security deficiencies which do not comply in all material respects with any of the representations in this Section 5.10(m); (g) not been subject to federal or state regulatory investigations, enforcement actions, Attorney General lawsuits, investigations, litigation or other inquiries in the last five (5) years with respect to any of their privacy, data security and advertising practices; and (h) no Knowledge of any pending or threatened federal or state regulatory investigations, enforcement actions, or lawsuit with respect to the Company Group’s compliance with privacy, data security, data breach notification and advertising laws or with respect to their privacy, data security and advertising practices.  To the extent that any service providers of the Company Group have access to individual data, such service providers are contractually required to maintain the confidentiality and security of such data and the Company Group has the right to review and audit any such third parties’ data privacy and security practices.

5.11                        Governmental Licenses and Permits.  The attached “Governmental Licenses Schedule” contains a complete listing of all material Governmental Licenses used by the Company Group in the conduct of the Business as of the date hereof.  Except as indicated on the attached “Governmental Licenses Schedule”, one or more members of the Company Group owns or possesses all right, title and interest in and to all of the material Governmental Licenses that are necessary to own, conduct and operate the Business as presently conducted.  Each member of the Company Group is in compliance in all material respects with the terms and conditions of such material Governmental Licenses.  Since May 1, 2012, no member of the Company Group has received any written notice that it is in violation of any of the terms or conditions of such material Governmental License.  No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Governmental License set forth on the “Governmental Licenses Schedule”.

5.12                        Litigation; Proceedings.  Except as set forth in the attached “Litigation Schedule,” there are no actions, suits, proceedings, hearings, orders, investigations, charges, complaints or claims pending or, to the Company’s Knowledge, threatened (a) against or by any member of the Company Group, or with respect to any of their respective assets or the Business or (b) against or by the Company Group or any Affiliate of the Company Group that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; and no member of the Company Group is subject to any currently effective material judgment, order or decree of any court or Governmental Authority.

5.13                        Compliance with Laws.  Except as set forth in the attached “Compliance Schedule”, each member of the Company Group is, and since May 1, 2012 has been, in compliance in all material respects with all applicable statutes, laws, ordinances, codes, rules, regulations and requirements of any Governmental Authority.  No written notice has been received by any member of the Company Group since May 1, 2012 alleging a material violation of or material Liability or potential material responsibility under any such law, rule or regulation.  This Section 5.13 excludes any representations or warranties of the Company with respect to any matters addressed in Section 5.14.

5.14                        Environmental Matters.  Except as set forth in the attached “Environmental Matters Schedule”, each member of the Company Group is, and since May 1, 2012 has been, in compliance in all material respects with all Environmental Laws, including compliance with all material permits required pursuant to Environmental Laws for the occupation and operation of its business and has no Liability under any Environmental Law or environmental permit.  No member of the Company Group has, since May 1, 2012, received any written notice regarding any violation of, or any actual or threatened Liability under, any Environmental Law with respect to the operations, properties or facilities of the Company Group.  No member of the Company Group has Released or threatened to Release any Hazardous Material in violation of any Environmental Laws and in a manner which has given rise to any Liabilities or investigatory, corrective or remedial obligations pursuant to Environmental Laws.  No member of the Company Group has entered into any consent decree or order pursuant to any Environmental Law, and no member of the Company Group is a party to any judgment, decree or judicial or administrative order pursuant to any applicable Environmental Law.  No member of the Company Group is subject to any pending or, to the Company’s Knowledge, threatened action alleging (i) any violation of, or Liability under, any Environmental Law, (ii) any injunction or demand seeking remedial action by any member of the Company Group, or (iii) any claim of losses arising from the Release or threatened Release of a Hazardous Material into the environment.  The Company has made available to the Purchaser complete copies of all material reports, correspondence and memoranda relating to the environmental condition of the Leased Real Property or the Company Group’s compliance with applicable Environmental Laws.  No member of the Company Group has paid any material fine or penalty since May 1, 2012 for a violation of any Environmental Laws.  No member of the Company Group has discarded any waste at any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Materials to any place or location (a) in violation of any Environmental Laws or (b) listed on the National Priorities List or any comparable list of state sites.  This Section 5.14 contains the sole and exclusive representations and warranties of the Sellers and the Company Group with respect to any environmental, health or safety matters, including, without limitation, any representations and warranties arising under Environmental Laws or relating to Hazardous Materials.

5.15                        Employees.

(a)                                                   No member of the Company Group is a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization in respect of or affecting employees, or is currently engaged in any collective bargaining negotiation with any trade union or employee organization.  No labor union, labor organization, or any other type of employee representative or representative body represents or, to the Company’s Knowledge, claims to represent any employee of the Company Group.  Since May 1, 2012, there has not been any representation proceeding or petition seeking a representation proceeding, and no trade union has applied or, to the Company’s Knowledge, threatened to apply to be certified as the bargaining agent of any employee of the Company Group.  There is not currently pending, or to the Company’s Knowledge, threatened, any attempt to organize the employees of the Company Group or union organization activity involving any such employees and no such activity has occurred in the past three (3) years.  With respect to the Company Group, there are no pending or existing, or to the Company’s Knowledge, threatened (i) strikes, work stoppages, work slowdowns or lockouts against or involving any employee of the Company Group or (ii) unfair labor practice charges, grievances or complaints pending or, to the Company’s Knowledge, threatened by or on behalf of any employee of the Company Group or group of employees.

(b)                                                   Except as set forth in the attached “Employees Schedule,” each member of the Company Group is and since May 1, 2012 has been in compliance in all material respects with all applicable laws respecting employment and employment practices, including, without limitation, relating to wage and hour (including the payment of compensation for minimum wage, hours worked, meal periods, and overtime), collective bargaining, discrimination, harassment or retaliation, civil rights, equal employment opportunity, fair employment practices, the proper classification of employees (exempt, non-exempt or temporary) and independent contractors, immigration, pay equity, safety and health, workers’ compensation, the WARN Act, the collection and payment of employment related Tax and all obligations imposed by any employment contracts, and the keeping of records relating to the foregoing.

(c)                                                    Except as set forth in the attached “Employees Schedule,” there are no complaints, charges, claims, investigations, audits or agency proceedings pending or, to the Company’s Knowledge, threatened before any court, arbitrator, the U.S. Equal Employment Opportunity Commission, the Department of Labor, or any other federal, foreign, state or local court, agency or Governmental Authority concerning any matter relating to the labor and employment practices of any member of the Company Group or any current or former employee, consultant or independent contractor of the Company Group including, without limitation, with respect to matters involving discrimination, harassment or retaliation, wage and hour, contract, collective bargaining, civil rights, equal employment opportunity, fair employment practices, the proper classification of employees (exempt, non-exempt or temporary), consultants or independent contractors, immigration, pay equity, safety and health, workers’ compensation or the WARN Act.

(d)                                                   The Company Group has provided Purchaser in writing a list of (i) all employees of the Company Group, and their respective (ii) base salary or hourly rate, (iii) job position, (iv) classification as exempt or non-exempt and/or temporary, (v) hire date, (vi) bonus and commission opportunity and (vii) location.  Except as set forth in the “Employees Schedule” or with respect to employment agreements set forth on the “Contracts Schedule”, the employment of each of the current employees of the Company Group is terminable by the Company Group “at will.”  To the Company’s Knowledge, no current employee is a party to or is bound by any employment agreement, non-competition agreement, any other restrictive covenant or other agreement with any Person (other than a member of the Company Group) or subject to any judgment, decree or order of any court or administrative agency, which would reasonably be expected to have any adverse effect on the right of such employee to be employed by or perform services for the Company Group.

(e)                                                    For the past three (3) years, there has not been any “mass layoff” or “plant closing” as defined by the WARN Act, collective redundancy or similar action with respect to any member of the Company Group with respect to which all applicable legal requirements under the WARN Act were not satisfied, and the transactions contemplated hereby will not prior to the Closing result in a “mass layoff” or a “plant closing” under the WARN Act.

(f)                                                     Each Person who has provided or is providing services to the Company Group and has been classified as an exempt employee, consultant, independent contractor or temporary or seasonal employee has been properly classified as such under all applicable laws including relating to wage and hour and Tax and any Company Group benefit plan or program.  No member of the Company Group has any Liability or obligation under any applicable laws arising out of improperly classifying such Person as an exempt employee, consultant, independent contractor or temporary or seasonal employee, as applicable, and no such Person is entitled to any compensation or benefits that he or she has not been afforded under any applicable laws or Company Group benefit plan or program due to such misclassification.

(g)                                                    All Persons who perform services in the United States for the Company Group are, to the Knowledge of the Company, either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, and any other United States immigration laws relating to the employment of non-United States citizens applicable in the state in which such Persons are employed.  For the past two years, the Company Group has used E-Verify to determine the eligibility of their employees to work in the United States.  The Company Group has not been the subject of an audit or investigation from the United States Department of Homeland Security, including the United States Immigration and Customs Enforcement or any predecessor thereto, or any other immigration-related enforcement proceeding, and has not received notice, written or oral, in the past two (2) years, of any potential or actual violation of applicable immigration laws.  Each member of the Company Group, and to the Company’s Knowledge, each current employee is in material compliance with all applicable visa and work permit requirements, and, to the Company’s Knowledge, no visa or work permit held by a current employee will expire during the six (6) month period beginning on the Effective Time.  All such visas or work permits will be valid upon the consummation of the transaction contemplated herein.

(h)                                                   No member of the Company Group has entered into (i) any employment contracts or arrangements with any employee as to length of notice required to terminate the employment relationship or severance payment required to terminate the employment relationship, or (ii) any consulting or independent contractor agreement that cannot be terminated or cancelled upon sixty (60) days’ prior notice or less without penalty.

(i)                                                       The Company Group is not delinquent in payment of, and has not failed to pay, any of its current or former employees, consultants or independent contractors wages (including minimum wage, overtime, meal breaks or waiting time penalties), salaries, fees, commissions, accrued and unused vacation, on-call payments, equal pay, or collective bargaining payments, bonuses, benefits, profit sharing, stock options or other compensation, if any, for any services performed by them to which they would be entitled under applicable law, agreement or any Company Group benefit plan or program.  The Company Group has timely made all payments to any Governmental Authority with respect to unemployment compensation benefits, social security or other similar benefits or obligations for employees, as required in the normal course of business.

(j)                                                      Neither the execution and delivery of this Agreement nor the consummation of the transactions thereunder (alone or in connection with another event) shall (i) result in any payment or benefit becoming due to any current or former employee, officer, director, consultant, or independent contractor of the Company Group or any other Person (including bonus, golden parachute, retirement, severance, change of control payment, or other benefit or enhanced benefit), (ii) increase any benefits otherwise payable (or the number of individuals entitled to benefits) under any Company Group benefit plan or program, (iii) accelerate the time of payment, funding or vesting of any benefit under any Company Group benefit plan or program, (iv) require any contributions or payments to fund any obligations under any Company Group benefit plan or program, or (v) limit the right to merge, amend or terminate any Company Group benefit plan or program.

5.16                        Employee Benefit Plans.

(a)                                                   Except as set forth on the attached “Employee Benefits Schedule,” no member of the Company Group maintains, contributes to or has any obligation to contribute to, or, has any Liability with respect to any (i)  employee pension benefit plans (as defined in Section 3(2) of ERISA) (the “Employee Pension Plans”); (ii) employee welfare benefit plans (as defined in Section 3(1) of ERISA) (“Employee Welfare Plans”); or (iii) other plan, policy, program, agreement or arrangement which provides deferred compensation, bonus or incentive compensation, stock option or equity-based compensation, severance, group or individual health, dental, medical, life insurance, survivor, or other welfare benefits (“Other Plans”).  Except as set forth on the attached “Employee Benefits Schedule,” the Company Group does not participate in, contribute to, or have any Liability, actual or contingent, and including, without limitation, by reason of being or having been treated as a single employer with any other Person under Title IV of ERISA or Section 414 of the Code, with respect to any multiemployer plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or plan subject to Title IV of ERISA.  No member of the Company Group maintains or has any obligation to contribute to any funded or unfunded Employee Welfare Plan, Multiemployer Plan or Other Plan which provides post-termination health, accident or life insurance benefits to current or former employees, current or former independent contractors, current or future retirees, their spouses, dependents or beneficiaries, other than health benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B or similar laws.  Any Employee Pension Plan, any Employee Welfare Plan, and any Other Plan (other than any Multiemployer Plan) shall be referred to herein collectively as the “Employee Plans”.

(b)                                                   There are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits) by or on behalf of any Employee Plan or any trusts which are associated with such Employee Plans and none of the Employee Plans are under audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other agency.

(c)                                                    Except as set forth on the attached “Employee Benefits Schedule,” the Employee Plans have been maintained, funded and administered in all material respects in accordance with their terms and the applicable requirements of ERISA and the Code.

(d)                                                   Except as set forth on the attached “Employee Benefits Schedule”, the Company has heretofore delivered to Purchaser true, correct and complete copies of each Employee Plan, and with respect to each such Employee Plan (or if such Employee Plan is not written, an accurate description of the material terms thereof) true, correct and complete copies of (a) any associated trust, custodial, insurance or service agreements, (b) the last three years’ annual report, with all required attachments and latest summary plan descriptions, (c) the most recently received IRS determination or opinion letters and any governmental advisory opinions, rulings, compliance statements, closing agreements, or similar materials specific to such Employee Plan dated within the past three (3) years or as relevant to current operations, and pending requests relating to any of the foregoing, and (d) any written policies or procedures used in the administration of such Employee Plan.

(e)                                                    Each Employee Plan which is intended to qualify under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and, to the Company’s Knowledge, nothing has occurred (i) which has resulted or is likely to result in the revocation of such qualification or (ii) which requires or could require action under the compliance resolution programs of the Internal Revenue Service to preserve such qualification.

(f)                                                     Except as set forth on the “Employee Benefits Schedule”: (i) there is no pending or, to the Company’s Knowledge, threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Employee Plan or, to the Company’s Knowledge, any fiduciary or service provider thereof and, to the Knowledge of the Company, there is no basis for any such legal action, proceeding or investigation; (ii) to the Company’s Knowledge, no Employee Plan nor any person who is a party in interest in respect of an Employee Plan within the meaning of Section 3(14) of ERISA with respect thereof, has engaged in a prohibited transaction which could subject any member of the Company Group directly or indirectly to material Liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code; and (iii) no member of the Company Group has announced its intention, or undertaken (whether or not legally bound) to modify or terminate any Employee Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Plan.

(g)                                                    With respect to each Employee Plan for which a separate fund of assets is or is required to be maintained, full and timely payment has been made of all amounts required of the Company, under the terms of each such Employee Plan or applicable law (determined without regard to any waiver of legally applicable funding requirements), as applied through the Closing Date.  None of the assets of any Employee Plan include any capital stock or other securities issued by any member of the Company Group.

(h)                                                   Except as otherwise provided under this Agreement or as set forth on the “Employee Benefits Schedule”, the execution of this Agreement and the consummation of the transactions contemplated herein will not, by itself or in combination with any other event (regardless of whether that other event has or will occur) result in any payment (whether of severance pay or otherwise) becoming due from or under any Employee Plan to any current or former director, officer, consultant or employee of any member of the Company Group or result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any current or former director, officer, consultant or employee.

(i)                                                       Each Employee Plan which constitutes in any part a nonqualified deferred compensation arrangement within the meaning of and subject to Section 409A of the Code has at all times complied, in all material respects, both in form and operation, with the requirements of Code Section 409A(a)(2), (3) and (4) and applicable regulations and other guidance thereunder.

(j)                                                      All members of the Company Group and all Employee Welfare Plans are in compliance in all material respects with all applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations thereunder (together, the “ACA”), including, without limitation, all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time employees as defined in Section 4980H(b)(4) of the Code and the regulations issued thereunder, and no material excise tax or penalty under the ACA, including, without limitation, Section 4980H of the Code, is outstanding, has accrued, or has arisen with respect to any period prior to the Closing, with respect to any Employee Welfare Plan.

5.17                        Tax Matters.

(a)                                                   Except as set forth in the attached “Taxes Schedule,” each member of the Company Group has timely filed, or caused to be filed, all Tax Returns required to be filed by it, and all such Tax Returns are true and accurate in all material respects.  Each member of the Company Group has timely paid, or caused to be timely paid, all Taxes owed by it (whether or not shown on such Tax Returns).  The Company Group has made available to Purchaser copies of all federal income Tax Returns filed with respect to the Company Group for Taxable periods ending on or after July 31, 2012, and all examination reports, and statements of deficiencies assessed against or agreed to by any member of the Company Group with respect to such Taxable periods.

(b)                                                   Except as set forth in the attached “Taxes Schedule”:

(i)                                     no member of the Company Group has consented to extend the time in which any Tax may be assessed or collected by any taxing authority, which extension is in effect as of the date hereof;

(ii)                                  no member of the Company Group has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date;

(iii)                               there is no action, suit, taxing authority proceeding or audit now in progress or pending against or with respect to the Company Group with respect to any Tax or, to the Knowledge of the Company, threatened or contemplated;

(iv)                              no assessment of Tax has been proposed in writing against any member of the Company Group or any of their assets or properties;

(v)                                 there are no Tax Liens upon any of the assets or properties of member of the Company Group, other than Permitted Liens;

(vi)                              no power of attorney granted by or with respect to any member of the Company Group relating to Taxes is currently in force;

(vii)                           (A) the amount of the net operating loss carryforward of the Company Group set forth in the IRS Form 1120 (and any corresponding state tax return) of the Company for the taxable year ending on July 27, 2014 as set forth in the attached “Taxes Schedule” is accurate and (B) since the acquisition of Sheplers, Inc. by the Company on June 12, 2007, no member of the Company Group has undergone an “ownership change” as defined in Code Section 382(g) (other than an “ownership change” resulting from the transactions contemplated by this Agreement);

(viii)                        no member of the Company Group (A) has been a member of an Affiliated Group (other than a group of which such entity is or was the parent) or (B) has any Liability for the Taxes of any Person (other than any member of the Company Group) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or non-US law), as a transferee or successor, by contract, or otherwise;

(ix)                              no member of the Company Group is a party to or bound by any Tax allocation or Tax sharing agreement;

(x)                                 all Taxes required to be withheld, collected or deposited by or with respect to each member of the Company Group have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority;

(xi)                              no member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax law) executed on or prior to the Closing Date, (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) prepaid amount received on or prior to the Closing Date, or (F) or election under Section 108(i) of the Code (or any corresponding or similar provision of state or local income Tax law);

(xii)                           within the past two (2) years, no member of the Company Group has been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable;

(xiii)                        no member of the Company Group been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code;

(xiv)                       no member of the Company Group has, or has ever had, a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country;

(xv)                          no member of the Company Group is a party to any Contract or plan (including any Employee Plan) that has resulted or would result, separately or in the aggregate, in the payment of (i) any ‘excess parachute payments’ within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code); provided, that, for purposes of determining whether any such Contract or plan would result in the payment of any “excess parachute payment,” no payments or benefits payable pursuant to agreements entered into between Purchaser (or any of its Affiliates, but excluding the Company Group) and any “disqualified individual” (within the meaning of Code Section 280G) shall be taken into account or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code.  An election under Section 83(b) was made timely in connection with each transfer of the Restricted Shares.  No portion of the Aggregate Initial Consideration or Final Merger Consideration is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law; and

(xvi)                       no member of the Company Group has engaged in a “reportable transaction”, within the meaning of Treasury Regulation §1.6011-4.

5.18                        Insurance.  The attached “Insurance Schedule” sets forth a true and complete list as of the date hereof of all current policies or binders of fire, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other material casualty and property insurance maintained by the Company Group or its Affiliates and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Purchaser.  Such Insurance Policies are in full force and effect as of the date hereof.  Neither the Company Group nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies.  All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy.  The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based Liability on the part of the Company.  Except as set forth on the “Insurance Schedule”, all such Insurance Policies (a) are valid and binding in accordance with their terms, and (b) have not been subject to any lapse in coverage.  Except as set forth on the attached “Insurance Schedule”, there are no claims related to the Business pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  Neither the Company Group nor any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

5.19                        Affiliated Transactions.  Other than (i) Contracts listed on the attached “Affiliated Transactions Schedule” and (ii) this Agreement and the exhibits hereto, no controlled Affiliate of the Company or, to the Knowledge of the Company, any of the Company Stockholders or any officer or director of the Company Group:

(a)                                                   owns, directly or indirectly, any stock or other ownership interest or investment in any Person that is a competitor, supplier, provider, lessor or lessee of any member of the Company Group; provided, however, that the foregoing representation shall be deemed not to be made as to the ownership of not more than 5% of the capital stock of any such Person that is a publicly traded corporation;

(b)                                                   has any claim against or owes any amount to, or is owed any amount by, any member of the Company Group, other than amounts owed in the ordinary course of business to any Company Stockholder in his or her capacity as an officer, director, or employee of a member of the Company Group or pursuant to Contracts on arms’ length terms entered into in the ordinary course of business;

(c)                                                    has any material interest in or owns any material assets, properties or rights used in the conduct of the Business; or

(d)                                                   is a party to any contract to which any member of the Company Group is a party other than Contracts on arms’ length terms entered into in the ordinary course of business and other than Contracts that will be terminated at or prior to the Closing.

5.20                        Brokerage.  Except as disclosed on the attached “Brokerage Schedule,” there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by any member of the Company Group.

5.21                        Major Suppliers.  The “Suppliers Schedule” lists the ten (10) largest suppliers or vendors of the Company Group (on a consolidated basis) for the twelve-month period ended April 30, 2015 based on consolidated spending of the Company Group during such period.  Since the date of the Latest Balance Sheet, as of the date hereof, no supplier or vendor listed on the attached “Suppliers Schedule” has indicated in writing that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Company Group.

5.22                        Disclaimer.  Except as expressly set forth in this Article 5 or in the Letters of Transmittal, none of the Sellers nor any member of the Company Group makes any representation or warranty, express or implied, at law or in equity, and any such other representations or warranties are hereby expressly disclaimed.  Notwithstanding anything to the contrary, (a) none of the Sellers nor any member of the Company Group shall be deemed to make to Purchaser any representation or warranty other than as expressly made by such Person in this Agreement and (b) none of the Sellers nor any member of the Company Group make any representation or warranty to Purchaser with respect to (i) any projections, estimates or budgets heretofore delivered to or made available to Purchaser or its counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of the Company Group or any member thereof, or (ii) except as expressly covered by a representation and warranty contained in this Article 5 or in the Letters of Transmittal, any other information or documents (financial or otherwise) made available to Purchaser or its counsel, accountants or advisors with respect to any Seller or any member of the Company Group.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Purchaser and Merger Sub represent and warrant as follows:

6.1                               Organization and Power; Ownership of Merger Sub; No Prior Activities.  Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform their respective obligations hereunder and thereunder.  Purchaser owns 100% of the issued and outstanding stock of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.  Neither Purchaser nor Merger Sub is in material default under or in material violation of any of the provisions of its charter or bylaws.

6.2                               Authorization.  The execution, delivery and performance by Purchaser and Merger Sub of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action and no other corporate act or proceeding on the part of Purchaser or Merger Sub, or their respective board of directors (or equivalent governing body) or stockholders or members, as applicable, is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by Purchaser and Merger Sub and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by Purchaser and Merger Sub will each constitute, a valid and binding obligation of Purchaser and Merger Sub, enforceable in accordance with their terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

6.3                               No Violation.  Except for the Existing Credit Agreement (which will be fully repaid and terminated at the Closing) or as set forth on the attached “Violations Schedule,” the execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate in any material respect, result in any material breach of, or constitute a material default under any applicable law, statute, ordinance, code, rule, regulation or requirement of any Governmental Authority, (b) violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under (i) its articles of incorporation or bylaws (or equivalent governing documents) or (ii) to Purchaser’s Knowledge, any material contract, material agreement, material arrangement, material indenture, material mortgage, material loan agreement, material lease, material sublease, material license, material sublicense, material franchise, material permit, material obligation or material instrument to which Purchaser or Merger Sub is a party or by which it is bound or affected or any applicable Governmental Licenses; or (c) require any authorization, consent, approval, exemption or notice to any Governmental Authority under the provisions of any law, statute, rule, regulation, judgment, order or decree (except for the filing and recordation of the Certificate of Merger as required by the DGCL).

6.4                               Litigation.  There are no actions, suits, proceedings, orders or investigations pending or, to Purchaser’s Knowledge, threatened against or affecting Purchaser or Merger Sub, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Purchaser’s or Merger Sub’s performance under this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

6.5                               Investment Intent; Restricted Securities.  Purchaser is acquiring the Company Stock solely for Purchaser’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Company Stock or dividing its participation herein with others.  Purchaser understands and acknowledges that (a) none of the Company Stock have been registered or qualified under the Securities Act, or under any securities laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering, (b) all of the Company Stock constitute “restricted securities” as defined in Rule 144 under the Securities Act, (c) none of the Company Stock is traded or tradable on any securities exchange or over-the-counter and (d) none of the Company Stock may be sold, transferred or otherwise disposed of unless a registration statement under the Securities Act with respect to such Company Stock and qualification in accordance with any applicable state securities laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available.  Purchaser will not transfer or otherwise dispose any of the Company Stock acquired hereunder or any interest therein in any manner that may cause any Company Stockholder to be in violation of the Securities Act or any applicable state securities laws.  Purchaser is an “accredited investor” as defined in Rule 501(a) of the Securities Act.

6.6                               Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made or alleged to have been made by or on behalf of Purchaser or Merger Sub (or their respective officers, directors, employees or agents), except as set forth on the attached “Purchaser Brokerage Schedule”.

6.7                               Financing.  Attached hereto as the “Financing Commitments Schedule” are true and correct copies of the executed debt commitment letters (including the summary of terms and conditions attached thereto), each dated on or prior to the date hereof, from each of GCI Capital Markets LLC and Wells Fargo Bank, National Association, and acknowledged by Purchaser (as amended, supplemented or otherwise modified or replaced from time to time, the “Debt Commitment Letters”), pursuant to which the lenders party thereto have committed, subject only to the terms and conditions set forth therein, to lend the amounts set forth therein for the purpose of financing the transactions contemplated by this Agreement.  The Debt Commitment Letters are (i) legal, valid and binding obligations of Purchaser and Merger Sub and, to the Knowledge of Purchaser and Merger Sub, each of the other parties thereto and (ii) enforceable in accordance with their respective terms against Purchaser and Merger Sub and, to the Knowledge of Purchaser and Merger Sub, each of the other parties thereto.  As of the date hereof, none of the Debt Commitment Letters has been amended or modified, and the respective obligations and commitments contained in the Debt Commitment Letters have not been withdrawn or rescinded in any respect, and the Debt Commitment Letters are in full force and effect.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in this Agreement and the Debt Commitment Letters.  Assuming the accuracy of the representations and warranties set forth in Article 5 in all material respects, as of the date hereof, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Purchaser or Merger Sub or to the Knowledge of Purchaser and Merger Sub, any other parties thereto, under the Debt Commitment Letters.  As of the date hereof, to Knowledge of each of Purchaser and Merger Sub there is no reason to believe that any of the conditions to the Financing contemplated in the Debt Commitment Letters will not be satisfied or that the Debt Financing will not be made available to Purchaser and Merger Sub at the Closing.  The aggregate proceeds from the Debt Financing, together with the unrestricted cash on hand of Purchaser, will be sufficient to fund all of the amounts required to be provided by Purchaser and Merger Sub for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of Purchaser’s and Merger Sub’s obligations under this Agreement, including the payment of all amounts to be paid by Purchaser and Merger Sub pursuant to Article 2 and the payment of all out-of-pocket costs and expenses of the transactions contemplated hereby to the extent payable on or prior to the Closing (including any repayment or refinancing of Indebtedness and the payment of Sellers’ Transaction Expenses as contemplated herein).  Except for fee letters with respect to fees relating to the Debt Financing, of which Purchaser has delivered true, correct and complete redacted copies to the Company prior to the date hereof, there are no side letters or other agreements, contracts or arrangements related to the funding or investing, as applicable, of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letters and delivered to the Company prior to the date hereof.  As of the date hereof, Purchaser and Merger Sub have fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Debt Commitment Letters.  Other than as set forth on the Violations Schedule, as of the date hereof, no “Default” or “Event of Default” (as defined in the Existing Credit Agreement) has occurred as of the date hereof, and no condition equivalent to an “Event of Default” has occurred as of the date hereof and is continuing that gives rise to the rights of the lenders under the Existing Credit Agreement to accelerate the obligations thereunder.  Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchaser Fee if such payment is required pursuant to Section 7.2(c).  The payment of the Purchaser Fee by Purchaser will not result in a default under the Existing Credit Agreement.

6.8                               Due Diligence Review.  Each of Purchaser and Merger Sub acknowledges that: (a) it has completed to its satisfaction its own due diligence review with respect to the Company Group and it is entering into the transactions contemplated by this Agreement based on such investigation and the representations made by the Company in Article 5 and, except for the specific representations and warranties made by the Company in Article 5, it is not relying upon any representation or warranty of any member of the Company Group or any Affiliate thereof or any officer, director, employee, agent or advisor, or any of them, nor, except for the specific representations and warranties made by the Company in Article 5, upon the accuracy of any record, projection or statement made available or given to Purchaser or Merger Sub in the performance of such investigation, (b) it has had access to its full satisfaction to the Company Group and their respective books and records, contracts, agreements and documents (including Tax Returns and related documents), and employees, agents and representatives and (c) it has had such opportunity to seek accounting, legal, tax or other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby as it has seen fit.

6.9                               Solvency.  As of the Closing, and after giving effect to all of the transactions contemplated by this Agreement and the Debt Financing Documents, Purchaser and its Subsidiaries (including each member of the Company Group) will be Solvent.  For purposes of this Section 6.9, “Solvent” means that, with respect to any Person and as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its indebtedness as it matures.  For purposes of the foregoing definition only, “indebtedness” means a liability in connection with another Person’s (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

ARTICLE 7

TERMINATION

7.1                               Termination.  This Agreement may be terminated at any time prior to the Closing only as follows:

(a)                                                   by mutual written consent of Purchaser and Merger Sub, on the one hand, and the Sellers’ Representative, on behalf of the Company, on the other hand;

(b)                                                   by Purchaser providing written notice to the Sellers’ Representative if there has been a breach of the representations and warranties or covenants and agreements by the Company set forth in this Agreement, which would result in the failure of the conditions set forth in Sections 3.2(a) or 3.2(b) to be satisfied (but not waived) (so long as Purchaser has provided the Sellers’ Representative with written notice of such breach and the breach has continued without cure until the earliest to occur of (i) ten (10) days following the date of such notice of breach and (ii) the Termination Date); provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(b) if it is then in material breach of any of its representations, warranties, covenants or other agreements hereunder and such breach would give rise to the failure of a condition set forth in Section 3.1(a) or Section 3.1(b);

(c)                                                    by the Sellers’ Representative, on behalf of the Company, providing written notice to Purchaser and Merger Sub if there has been a breach of the representations and warranties or covenants and agreements by Purchaser or Merger Sub set forth in this Agreement, which would result in the failure of the conditions set forth in Sections 3.1(a) or 3.1(b) to be satisfied (but not waived) (so long as the Sellers’ Representative has provided Purchaser and

Merger Sub with written notice of such breach and the breach has continued without cure until the earliest to occur of (i) ten (10) days following the date of such notice of breach and (ii) the Termination Date); provided, however, that the Sellers’ Representative shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if the Company is then in material breach of any of its representations, warranties, covenants or other agreements hereunder and such breach would give rise to the failure of a condition set forth in Section 3.2(a) or Section 3.2(b);

(d)                                                   by either Purchaser and Merger Sub, on the one hand, or the Sellers’ Representative, on behalf of the Company, on the other hand, if the transactions contemplated hereby have not been consummated by August 26, 2015 (the “Termination Date”); provided that a party shall not be entitled to terminate this Agreement pursuant to this subsection (d) if that party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time;

(e)                                                    by the Sellers’ Representative on behalf of the Company, if all of the conditions set forth in Section 3.2 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing and those conditions that are not satisfied solely as a result of Purchaser’s or Merger Sub’s breach of this Agreement) and Purchaser and Merger Sub fail to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 2.2 and the Company stood ready and willing to consummate such transactions on that date; or

(f)                                                     by Purchaser, if the Company does not deliver to Purchaser an executed copy of the Written Consent, executed by those Company Stockholders necessary to approve the transactions contemplated herein within one (1) Business Day after the execution of this Agreement.

7.2                               Effect of Termination.

(a)                                                   In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of any party hereto (other than pursuant to this Section 7.2, the third sentence of Section 8.3 (Press Releases and Announcements; Confidentiality), Section 8.4 (Expenses), and Article 9 which shall survive any such termination), except for intentional or willful breaches of this Agreement prior to the time of such termination.

(b)                                                   Notwithstanding anything to the contrary contained herein (including Section 9.8), in the event that (i) all of the conditions set forth in Section 3.2 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing or have not been satisfied solely as a result of the breach of this Agreement by Purchaser or Merger Sub), (ii) Purchaser and Merger Sub fail to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 2.2, solely due to the fact that the Debt Financing is not available to Purchaser, and (iii) the Company stood ready and willing to consummate such transactions on that date, the sole and exclusive remedy available to the Company shall be termination of this Agreement pursuant to Section 7.1(e) and the payment of the Purchaser Fee pursuant to Section 7.2(c).

(c)                                                    In the event that this Agreement is terminated by the Sellers’ Representative on behalf of the Company pursuant to Section 7.1(e) in the circumstances contemplated by clauses (i), (ii) and (iii) of Section 7.2(b), then Purchaser shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay or cause to be paid to the Company an amount equal to $10,000,000 (the “Purchaser Fee”) by wire transfer of immediately available funds.

(d)                                                   The parties acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.  Notwithstanding anything to the contrary in this Agreement, the Company’s receipt and acceptance of the Purchaser Fee pursuant to this Section 7.2 shall be (i) deemed liquidated damages for any and all losses or damages suffered or incurred by the Company or any other person in connection with this Agreement, the Debt Commitment Letters, the transactions contemplated hereby and thereby and (ii) the sole and exclusive remedy of the Company and its Subsidiaries against Purchaser, Merger Sub, the Financing Sources, and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates, employees, representatives or agents for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, in each case, in any circumstance in which the Sellers’ Representative is permitted to terminate this Agreement and cause the Company to receive the Purchaser Fee pursuant to Sections 7.2(b) and (c), and upon the Company’s receipt of such amounts, none of Purchaser, Merger Sub, the Financing Sources or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates, employees, representatives or agents shall have any further Liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, solely in the circumstances described in clauses (i), (ii) and (iii) of Section 7.2(b).

ARTICLE 8

ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

8.1                               Indemnification.

(a)                                                   Sellers’ Indemnification.

(i)                                     Subject to the other limitations in this Article 8 and, in the case of Gryphon Partners III, L.P., to the Gryphon Indemnity Guarantee (as defined below) contained in this Section 8.1(a)(i), from and after the Closing, each of the Sellers (collectively, the “Seller Indemnitors”), severally and not jointly, in proportion to the applicable percentage set forth on the attached “Sellers Holdings Schedule” (the “Applicable Percentage”), agree to indemnify, defend and hold harmless Purchaser and its Affiliates (including the members of the Company Group) and their respective officers, directors, employees, stockholders, partners (general and limited), agents and representatives (collectively, the “Purchaser Indemnitees”) in respect of any loss, Liability, fine, penalty, deficiency, damage or expense (including reasonable legal expenses and costs) but excluding consequential, special, punitive, indirect, or exemplary damages and excluding any damages measured by a multiple of earnings (except, in each case, to the extent such damages are awarded to an unaffiliated third party) (a “Loss”) which such Purchaser Indemnitee suffers as a result of: (A) the breach by the Company of any representation or warranty contained in Article 5 (disregarding all qualifications as to “materiality” and “Material Adverse Effect” set forth therein other than those set forth in Sections 5.5(a), 5.6(a), 5.10(a) (first sentence), 5.11 (first and second sentences), 5.16(d), and 5.19(c)) as of the date hereof and as of the Closing Date; (B) the breach by the Company of any covenant or agreement contained in this Agreement required to be performed by the Company prior to Closing; (C) all Taxes of the Company Group for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (each such Taxable period, a “Pre-Closing Tax Period”); (D) any and all Liability (as a result of Treasury Regulation Section 1.1502-6 or otherwise) for Taxes of any Person (other than a member of the Company Group) which is or has ever been affiliated with a member of the Company Group or with whom Company Group member otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return, prior to the Closing Date; (E) the exercise of appraisal or dissenters rights by any Company Stockholder (it being agreed that only Losses in excess of the amount such Person would have received in respect of such Person’s shares of Company Stock if such Person had received such Person’s portion of the Final Merger Consideration in respect thereof and not exercised such appraisal or dissenters rights shall constitute a Loss); and (F) the matters described in Section (a) of the “Special Indemnity Schedule”; provided, however, that in the case of clauses (C) and (D) above, the Seller Indemnitors shall be liable only to the extent such Taxes are in excess of the amount, if any, of such Taxes included in the calculation of Final Working Capital, Final Indebtedness, or Final Transaction Expenses.  Any amount payable to any Purchaser Indemnitee by any Seller Indemnitor for indemnification under this Agreement (other than with respect to the matters set forth in Section (a)(1) of the Special Indemnity Schedule) shall be satisfied (i) first, from the Indemnification Escrow Fund and then (ii) second, directly from such Seller Indemnitor.  Any amount payable to any Purchaser Indemnitee by any Seller Indemnitor for indemnification with respect to the matters set forth in Section (a)(1) of the Special Indemnity Schedule shall be satisfied (i) first, from the Special Escrow Fund, (ii) second, from the Indemnification Escrow Fund and then (iii) third, directly from such Seller Indemnitor.  Notwithstanding that each Seller shall only be liable for its Applicable Percentage of any Loss suffered by a Purchaser Indemnitee, Gryphon Partners III, L.P. (the “Guarantor”) hereby irrevocably and unconditionally guarantees (the “Gryphon Indemnity Guarantee”) to Purchaser and each Purchaser Indemnitee the due and punctual observance, performance, and discharge of the indemnification obligations of each of the Management Sellers under this Section 8.1(a)(i) (the “Guaranteed Obligations”).  The Gryphon Indemnity Guarantee is a guaranty of payment and not of collection.  Guarantor hereby waives to the maximum extent permitted by applicable law, for the benefit of each Purchaser Indemnitee, and covenants and agrees not to assert or attempt to enforce: (a) any right to require Purchaser or Merger Sub, as a condition of payment or performance by Guarantor, to (i) proceed first against the

Company or any other Person or (ii) pursue any other remedy in the power of any Purchaser Indemnitee whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Guarantor, including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Company from any cause other than payment in full of the Guaranteed Obligations; (c) (i) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal and (ii) any defense or benefit that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof; (d) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims and (iv) promptness, diligence and any requirement that any Purchaser Indemnitee protect, secure, perfect or insure any security interest or Lien or any property subject thereto; (e) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or under this Agreement notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, and any right to consent to any thereof; (f) notice of any default under this Agreement or (g) any right or defense arising by reason of any claim or defense base upon an election of remedies by any Purchaser Indemnitee, including any defense based upon an impairment or elimination of Guarantor’s rights of subrogation, reimbursement, contribution or indemnity.

(ii)                                  Any claims by any Purchaser Indemnitee pursuant to this Article 8 must be made in writing to the Sellers’ Representative on or before the Seller Survival Date, it being understood that so long as such written notice is given on or prior to the Seller Survival Date, such representations and warranties and covenants that are the subject of such claim shall continue to survive until such matter is resolved.  For purposes of this Agreement, the term “Seller Survival Date” shall mean the date that is twelve (12) months following the Closing Date; provided that the Seller Survival Date with respect to the representations and warranties set forth in Sections 5.1(a), 5.2, 5.3, 5.4(a), or 5.20, (collectively, the “Fundamental Representations”) shall mean the fourth (4th) anniversary of the Closing Date; provided further that the Seller Survival Date with respect to (i) the representations and warranties set forth in Section 5.17 and Losses pursuant to Sections 8.1(a)(i)(C), (D) and (E) shall be 30 days after the expiration of the statute of limitations applicable to such matters, (ii) Losses pursuant to Section 8.1(a)(i)(F) with respect to Section (a)(1) of the Special Indemnity Schedule shall mean the first anniversary of the Closing Date, and (iii) Losses pursuant to Section 8.1(a)(i)(F) with respect to in Section (a)(2) of the Special Indemnity Schedule shall mean the third anniversary of the Closing Date.

(iii)                               The indemnification provided for in Section 8.1(a)(i)(A) and Section 8.1(a)(i)(F) above is subject to each of the following limitations:

(A)                               Except in the case of a breach of a Fundamental Representation or the representations and warranties contained in Section 5.17 or fraud, the aggregate amount of all payments made by the Seller Indemnitors (including from the Indemnification Escrow Fund) in satisfaction of claims for indemnification pursuant to (a) Section 8.1(a)(i)(A) and Section 8.1(a)(i)(F) with regard to Section (a)(2) of the Special Indemnity Schedule shall not exceed an amount equal to $8,820,000 less the aggregate amount of all payments made to the Purchaser Indemnitees pursuant to Section 8.1(a)(i)(F) with regard to Section (a)(1) of the Special Indemnity Schedule other than payments satisfied from the Special Escrow Fund (but including the Indemnification Escrow Fund) and (b) Section 8.1(a)(i)(F) with regard to Section (a)(1) of the Special Indemnity Schedule shall not exceed the difference between $10,820,000 and the aggregate amount of all payments made to the Purchaser Indemnitees pursuant to Section 8.1(a)(i)(A) and Section 8.1(a)(i)(F) with regard to Section (a)(2) of the Special Indemnity Schedule (including from the Indemnification Escrow Fund or Special Escrow Fund).

(B)                               None of the Seller Indemnitors shall be liable to indemnify the Purchaser Indemnitees pursuant to Section 8.1(a)(i)(A) (other than for the breach of a Fundamental Representation or the representations and warranties contained in Section 5.17 or fraud) unless and until such Purchaser Indemnitee has collectively suffered Losses as a result of breaches in excess of $735,000 in the aggregate (the “Indemnification Basket”) (the Seller Indemnitors being obligated to indemnify the Purchaser Indemnitees solely to the extent exceeding the Indemnification Basket); provided that, the Seller Indemnitors shall not be liable to indemnify the Purchaser Indemnitees pursuant to Section 8.1(a)(i)(A) (other than for a breach of a Fundamental Representation or the representations and warranties contained in Section 5.17 or fraud), unless and until such Purchaser Indemnitee has suffered aggregate Losses arising out of a claim or a related group of claims arising out of the same facts, events or circumstances in excess of $50,000 (provided that any claim not exceeding such amount shall not be aggregated to count towards the Indemnification Basket).

(C)                               Except with respect to Losses attributable to a breach of the representation set forth in Section 5.17(b)(vii) (excluding any Losses attributable to any corporate restructuring taken by the Purchaser or any of its Affiliates (including the Company Group) on or after the Closing Date), any Losses claimed by the Purchaser Indemnitees for a breach of representation or warranty set forth in Section 5.17 or otherwise with respect to Taxes shall be limited to Losses incurred with respect to taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

(iv)                              Notwithstanding anything to the contrary contained here, in no event will any Seller Indemnitor be liable for any Losses of the Purchaser Indemnitees under or in respect of this Agreement or the transactions contemplated hereby in an amount in excess of the proceeds actually received by such Seller Indemnitor on account of the sale by such Person of its shares of Company Stock hereunder (including for this purpose in the case of a Seller that was a holder of Phantom Rights immediately prior to Closing, the aggregate payments received by such Person in respect of such Phantom Rights).

(b)                                                   Purchaser’s Indemnification.

(i)                                     Subject to the other limitations contained in this Article 8, from and after the Closing, Purchaser agrees to indemnify, defend and hold harmless the Sellers and, for Sellers who are entities, their respective officers, directors, employees, stockholders, partners (general and limited), agents and representatives (collectively, the “Seller Indemnitees”) and hold each Seller Indemnitee harmless against any Loss which any Seller Indemnitee suffers, as a result of: (A) the breach by Purchaser or Merger Sub of any representation or warranty contained in Article 6 (disregarding all qualifications as to “materiality” and “Material Adverse Effect” set forth therein); and (B) the breach by Purchaser or Merger Sub of any covenant or agreement of Purchaser or Merger Sub contained in this Agreement or the breach by any member of the Company Group of any covenant or agreement of the Company Group contained in this Agreement required to be performed by the Company Group from and after the Closing.

(ii)                                  Any claims by any Seller Indemnitee pursuant to this Article 8 must be made in writing to Purchaser on or before the Purchaser Survival Date, it being understood that so long as such written notice is given on or prior to the Purchaser Survival Date, such representations and warranties and covenants which are required to be performed prior to the Closing that are the subject of such claim shall continue to survive until such matter is resolved.  For purposes of this Agreement, the term “Purchaser Survival Date” shall mean the date that is twelve (12) months following the Closing Date; provided that the Purchaser Survival Date with respect to the representations and warranties of Purchaser and Merger Sub set forth in Sections 6.1, 6.2, 6.3(b)(i), or 6.6 shall mean the third (3rd) anniversary of the Closing Date.

(iii)                               In the event that Purchaser is obligated to make an indemnification payment hereunder, such payment shall be made to the Sellers’ Representative on behalf of the applicable Seller Indemnitees for distribution thereto.

(c)                                                    Indemnification Procedures.

(i)                                     Notice of Claim.  Any indemnified party making a claim for indemnification pursuant to Section 8.1(a) or (b) (an “Indemnified Party”) must give the Sellers’ Representative or Purchaser, as the case may be, written notice of such claim describing such claim and the nature and amount of such Loss, to the extent that the nature and amount thereof are determinable at such time (a “Claim Notice”) promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against or involving the Indemnified Party by a third party; provided that a failure to notify or delay in notifying the Sellers’ Representative or Purchaser, as the case may be, will not relieve the indemnifying party (the “Indemnifying Party”) of its obligations pursuant to Section 8.1(a) or (b), except to the extent that the Indemnifying Party is materially prejudiced as a result thereof.

(ii)                                  Control of Defense; Conditions.  With respect to the defense of any Proceeding against or involving an Indemnified Party in which the claimant seeks only the recovery of a sum of money for which indemnification is provided, at its option and expense the Indemnifying Party may appoint as lead counsel of such defense a legal counsel of national standing selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to assume control of the defense of any claim or negotiation of any settlement (i) to the extent that the primary object of such claim for indemnification is to obtain an injunction, restraining order, declaratory relief or other non-monetary relief against any Purchaser Indemnitee, (ii) the named parties to any such action or proceeding (including any impleaded parties) include both a Purchaser Indemnitee and the Company or the Sellers and the former shall have been advised in writing by outside legal counsel that there are one or more legal or equitable defenses available to them that are different from or additional to those available to the Company or the Sellers (in which event each shall have the right to utilize counsel of their own choosing) or (iii) if such action or proceeding involves, or could reasonably be expected to involve liability that would constitute a material adverse effect on a Purchaser Indemnitee.

(iii)                               Control of Defense; Exceptions, etc.  The Indemnified Party will be entitled to participate in the defense of such claim and to employ separate counsel of its choice for such purpose at its own expense, with the Indemnified Party obligated hereby to provide reasonable cooperation with the Indemnifying Party in the defense of claims or litigation, including by making employees, information and documentation reasonably available.

(iv)                              Settlement of Claims.  The Indemnifying Party must obtain the prior written consent of the Indemnified Party (which will not be unreasonably withheld, conditioned or delayed) prior to entering into any settlement of any claim or Proceeding or ceasing to defend any claim or Proceeding unless (a) the proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief on the Indemnified Party and (b) the proposed settlement provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such claim, and the Indemnified Party will not settle any claim for which it has sought or is seeking recovery from any member of the Company Group without the Indemnifying Party’s prior written consent, which will not be unreasonably withheld, conditioned or delayed.

(v)                                 To the extent that anything contained in this Section 8.1(c) conflicts with the provisions of Section 8.9, the provisions of Section 8.9 shall control.

(d)                                                   Net Recovery; Mitigation.  The amount of any Loss shall be net of any amounts recovered (net of reasonably incurred costs of collection) by the Indemnified Party or its Affiliates under insurance policies, indemnities, reimbursement arrangements, or contracts (including with respect to any breaches thereof) with respect to such Loss, it being agreed that an Indemnified Party shall be required to make a claim for recovery (including providing any reasonably required follow up information) under any insurance policy in force at the time of Loss with respect to any amount of Loss, if there is a good faith basis for making such a claim but shall not be required to litigate against any insurance company.  Any Loss under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement.  Notwithstanding anything to the contrary contained in this Agreement, the Seller Indemnitors shall have no liability under this Agreement with respect to any matter to the extent the expense, loss or liability comprising the Loss (or a part thereof) with respect to such matter has been taken into account in any adjustment to the Aggregate Initial Consideration pursuant to Section 2.10(d).  The parties acknowledge that any right to indemnification pursuant to this Section 8.1 shall be subject to any duty to mitigate Losses imposed by applicable law.

(e)                                                    Release of the Escrow Funds.  On the date which is twelve (12) months following the Closing Date, Purchaser and the Sellers’ Representative shall direct the Escrow Agent to release to the Sellers’ Representative (for the benefit of the Sellers) the then-remaining amount of the Indemnification Escrow Fund less the aggregate amount of all Losses specified in any then-unresolved good faith claims for indemnification pursuant to the indemnities set forth herein.  On the date which is six months following the Closing Date, Purchaser and the Sellers’ Representative shall direct the Escrow Agent to release to the Sellers’ Representative (for the benefit of the Sellers) the then-remaining amount of the Special Escrow Fund less the aggregate amount of all Losses specified in any then-unresolved good faith claims for indemnification pursuant to the indemnities set forth herein.

(f)                                                     Payments.  Any payment pursuant to an undisputed claim for indemnification shall be made not later than thirty (30) days after receipt by the Indemnifying Party of written notice from the Indemnified Party stating the amount of the claim, unless the claim is subject to defense as provided in Section 8.1(c) or is a dispute, claim or controversy which is the subject of an unresolved litigation proceeding, in which case payment shall be made not later than thirty (30) days after the amount of the claim is finally determined or any such dispute is resolved.

(g)                                                    Exclusive Remedy.  Each of the parties hereto acknowledges and agrees that from and after the Closing, the indemnification provisions in this Section 8.1 (including any agreement by any Company Stockholder to be bound by the provisions of this Agreement pursuant to the Letter of Transmittal) shall be the exclusive remedy of each party hereto and the Sellers with respect to the transactions contemplated by this Agreement (including without limitation with respect to any environmental, health or safety matters) (except for (x) claims of fraud, (y) claims for equitable relief and disputes under Section 2.10, which disputes will be resolved in accordance with the dispute resolution mechanism set forth in Section 2.10, and (z) claims under a Seller’s Letter of Transmittal).  After the Closing Date, no party may seek the rescission of the transactions contemplated by this Agreement.

8.2                               Mutual Assistance.  Each of the parties hereto agrees that it will cooperate with the other parties hereto in the expeditious filing of all notices, reports and other filings with any Governmental Authority required to be submitted jointly by any of the parties hereto in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.  Subsequent to the Closing, each of the parties hereto, at the cost of the requesting party, will assist the other parties hereto (including by the retention of records and the provision of access to relevant records for a period not to exceed six (6) years from the Closing Date) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as in the defense of any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

8.3                               Press Release and Announcements; Confidentiality.  Unless required by any applicable law, rule, regulation or stock exchange requirement (in which case each of Purchaser and the Sellers’ Representative shall, to the fullest extent permitted by law, rule, regulatory or stock exchange requirement, consult with the other party prior to any such disclosure as to the form and content of such disclosure), from and after the date hereof, until the Closing Date, no press releases, announcements to the employees, customers or suppliers of the Business or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released except with the consent of both Purchaser and the Sellers’ Representative.  Subject to the foregoing, the parties hereto agree to keep the terms of this Agreement confidential, except (x) to the extent required by any applicable stock exchange requirement or reporting requirement under the Securities Exchange Act of 1934, as amended from time to time, in each case as such exceptions are applicable to Purchaser or its Affiliates, (y) that the parties may disclose such terms to their respective investors, prospective investors, employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract or a professional obligation to keep the terms of this Agreement confidential) and (z) to defend or maintain any litigation in connection with this Agreement.  The parties hereto acknowledge and agree that Purchaser and Merger Sub are subsidiaries of a public company and such public company will disclose the terms of this Agreement, information regarding the Company Group and the transactions contemplated hereby in press releases and public filings (including filing a copy of this Agreement and any schedules and ancillary documents) solely in order to comply with all applicable laws, rules, regulations or stock exchange requirements.  Purchaser acknowledges that following the date hereof, regardless of whether this Agreement is terminated, that certain confidentiality agreement by and between the Company, Freeman Spogli and Purchaser, dated as of June 1, 2012, as amended on each of June 10, 2012, May 8, 2014, July 11, 2014 and April 9, 2015 (as may be further amended, supplemented or modified, the “Confidentiality Agreement”), shall remain in full force and effect in accordance with its terms, except as modified by the provisions of this Section 8.3.  The parties hereto agree that such Confidentiality Agreement shall terminate automatically as of the Closing, except with respect to confidential information regarding any of the Company Stockholders or their respective Affiliates.

8.4                               Expenses.  Except as otherwise set forth in this Agreement, each of the parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby (which, in the case of the Sellers, shall include the Sellers’ Transaction Expenses), including, but not limited to, any such costs and expenses incurred by such party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the transactions contemplated hereby are consummated; provided, that notwithstanding the foregoing or anything else to the contrary herein (including Section 8.1(a)(i)), in the event of litigation with respect to this Agreement among any Indemnified Parties, on the one hand, and any Indemnifying Parties, on the other hand, the non-prevailing party or parties shall reimburse the prevailing party or parties for all costs and expenses, including reasonable out-of-pocket attorneys’ fees and expenses, incurred by the prevailing party or parties in connection with any such litigation, including any appeal therefrom.

8.5                               Further Transfers.  Each of the parties hereto shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such additional action as any other party hereto may reasonably request to effect or consummate the transactions contemplated hereby.  Each such party shall, on or prior to the Closing, use its best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

8.6                               Transfer Taxes; Recording Charges.  Notwithstanding anything to the contrary herein, one-half of all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (“Transfer Taxes”) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Purchaser when due and one-half of such Transfer Taxes shall be paid by the Sellers when due.  Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party responsible for filing such Tax Returns under the applicable law imposing such Transfer Taxes.  If required by applicable law, each of the Sellers and Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

8.7                               Sellers’ Representative.

(a)                                                   At the Closing, Gryphon Partners III, L.P. shall be constituted and appointed as the Sellers’ Representative.  For purposes of this Agreement, the term “Sellers’

Representative” shall mean the representative, true and lawful agent, proxy and attorney in fact of the Sellers for all purposes of this Agreement and the Escrow Agreement, with full power and authority on such Seller’s behalf (i) to consummate the transactions contemplated herein, (ii) to pay such Seller’s expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, (iii) to receive, give receipt and disburse any funds received hereunder on behalf of or to such Seller and each other Seller and to holdback from disbursement any such funds to the extent it reasonably determines may be necessary, (iv) to execute and deliver any certificates representing the Company Stock and execution of such further instruments as Purchaser shall reasonably request, (v) to execute and deliver on behalf of such Seller all documents contemplated herein and any amendment or waiver hereto, (vi) to take all other actions to be taken by or on behalf of such Seller in connection herewith, (vii) to negotiate, settle, compromise and otherwise handle all disputes under this Agreement, including without limitation, disputes regarding Estimated Working Capital and any adjustment pursuant to Section 2.10 and all claims for indemnification made by any Indemnified Party pursuant to Section 8.1(a), (viii) to waive any condition to the obligation of the Sellers to consummate the transactions contemplated herein, (ix) to give and receive notices on behalf of the Sellers, including without limitation, any notice of a claim for which indemnification is sought pursuant to Section 8.1(a) and (x) to do each and every act and exercise any and all rights which such Seller is, or the Sellers collectively are, permitted or required to do or exercise under this Agreement.  The Sellers, by approving the principal terms of the Merger and/or accepting the consideration payable to them hereunder, irrevocably grant unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as the Sellers might or could do in person.  Each of the Sellers agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers’ Representative and shall survive the death, incapacity or bankruptcy of any Seller.

(b)                                                   All decisions, actions, consents and instructions of the Sellers’ Representative shall be final and binding upon all the Sellers and no Seller shall have any right to object, dissent, protest or otherwise contest the same, except for fraud, bad faith or willful misconduct.  Neither the Sellers’ Representative nor any agent employed by Sellers’ Representative shall incur any liability to any Seller relating to the performance of its duties hereunder except for actions or omissions constituting fraud, bad faith or willful misconduct.  The Sellers’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts actually received on behalf of such Seller.  The Sellers’ Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

(c)                                                    The Sellers shall cooperate with the Sellers’ Representative and any accountants, attorneys or other agents whom the Sellers’ Representative may retain to assist in carrying out Sellers’ Representative’s duties hereunder.  The Sellers shall reimburse the Sellers’ Representative for all costs and expenses, including professional fees, incurred.

(d)                                                   In the event that the Sellers’ Representative becomes unable to perform the Sellers’ Representative’s responsibilities or resigns from such position, the Company

Stockholders holding, prior to the Closing, a majority of the Company Stock shall select another representative to fill such vacancy and such substituted representative shall (i) be deemed to be the Sellers’ Representative for all purposes of this Agreement and (ii) exercise the rights and powers of, and be entitled to the indemnity, reimbursement and other benefits of, the Sellers’ Representative.

(e)                                                    At the Effective Time, Purchaser shall deliver to the Sellers’ Representative an amount to be determined by the Sellers’ Representative, at its reasonable discretion (the “Sellers’ Representative Expense Fund”) to be held in trust to cover and reimburse the fees and expenses incurred by the Sellers’ Representative for its obligations in connection with this Agreement and the transactions contemplated herein.  Any balance of the Sellers’ Representative Expense Fund not incurred for such purposes shall be returned to the Sellers in accordance with their respective Applicable Percentage.

(f)                                                     Purchaser, Merger Sub and the Surviving Corporation (i) shall be fully protected in relying upon and shall be entitled to rely upon, shall have no Liability to the Company Stockholders with respect to, actions, decisions and determinations of the Sellers’ Representative and (ii) shall be entitled to assume that all actions, decisions and determinations of the Sellers’ Representative are fully authorized by all of the Company Stockholders.

(g)                                                    Sellers’ Counsel.

(i)                                     It is acknowledged by each of the parties hereto that the Company Group and the Sellers’ Representative (and its Affiliates) have retained Kirkland & Ellis LLP (“Sellers’ Counsel”) to act as their counsel in connection with the transactions contemplated hereby and that Sellers’ Counsel has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party or Person has the status of a client of the Sellers’ Counsel for conflict of interest or any other purposes as a result thereof.  All of the parties recognize the commonality of interest that exists and will continue to exist until the Closing between the Company Group, the Sellers’ Representative and Sellers’ Counsel, and the parties agree that such commonality of interest should continue to be recognized after the Closing.  Purchaser and the Company hereby agree that, in the event that a dispute arises between Purchaser, the Company or any of their respective Affiliates and Sellers’ Representative or any of its Affiliates, Sellers’ Counsel may represent Sellers’ Representative or any of its Affiliates in such dispute even though the interests of Sellers’ Representative or any of its Affiliates may be directly adverse to Purchaser, any member of the Company Group or any of their respective Affiliates and even though Sellers’ Counsel may have represented a member of the Company Group in a matter substantially related to such dispute.  Specifically, the parties agree that Purchaser shall not, and shall not cause the Company Group to, and shall cause the Company Group not to, seek to have Sellers’ Counsel disqualified from representing Sellers’ Representative in connection with any dispute that may arise between Sellers’ Representative and Purchaser or any member of the Company Group in connection with this Agreement or the transactions contemplated hereby.  Purchaser, the Company and their respective Affiliates hereby waive, on behalf of themselves and each of their

Affiliates, any conflict of interest in connection with such representation by Sellers’ Counsel.  Each of Purchaser and the Company further agrees that, as to all pre-Closing communications among Sellers’ Counsel, any member of the Company Group and any Company Stockholder that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to Sellers’ Representative and its Affiliates, as applicable, and may be controlled by Sellers’ Representative and its Affiliates and shall not pass to or be claimed by Purchaser, the Company Group or any of their respective Affiliates, subject in all cases to Section 8.7(g)(ii).  For the avoidance of doubt, in connection with any dispute that may arise between Sellers’ Representative and Purchaser or a member of the Company Group, Sellers’ Representative (and not Purchaser or the Company Group) shall have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between a member of the Company Group and Sellers’ Counsel that occurred before the Closing, subject in all cases to Section 8.7(g)(ii).  Purchaser and the Company agree to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 8.7(g).

(ii)                                  The parties further acknowledge and agree that (i) the Company Group retained Sellers’ Counsel to provide legal services with respect to the matters set forth in Section (a)(1)(i) of the Special Indemnity Schedule, (ii) Sellers’ Counsel has not acted as counsel for any other Person (other than the Sellers’ Representative) in connection with matters described in Section (a)(1)(i) of the Special Indemnity Schedule (iii) no other party or Person (other than the Sellers’ Representative) has the status of a client of the Sellers’ Counsel for conflict of interest or any other purposes as a result thereof and (iv) Sellers’ Counsel desires to represent the Company Group with respect to the matters described in Section (a)(1)(i) of the Special Indemnity Schedule after the Closing.  Notwithstanding anything in Section 8.7(g)(i) to the contrary, as to all pre-Closing communications among Sellers’ Counsel, any member of the Company Group and any Company Stockholder that relate in any way to the matters described in Section (a)(1)(i) of the Special Indemnity Schedule (except for information relating to the Sellers’ negotiations with potential bidders), the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to Company Group, and may be controlled by the Company Group (other than in connection with any proceeding between Sellers’ Representative, on the one hand, and the Purchaser and/or the Company Group, on the other hand).  The Sellers’ Representative and the Company Stockholders (a) waive any conflict related to or arising from Sellers’ Counsel undertaking any representation of the Purchaser or the Company Group relating to the matters described in Section (a)(1)(i) of the Special Indemnity Schedule and (b) agree that they will not object, and hereby consent to, Sellers’ Counsel representing Purchaser and the Company Group in any and all matters and Sellers’ Counsel disclosing to Purchaser and the Company Group any and all information, work product and communications relating to the matters described in Section (a)(1)(i) of the Special Indemnity Schedule.

8.8                               Directors and Officers Insurance.  For a period of six (6) years after the Closing, Purchaser shall not, and shall not permit any member of the Company Group (including the Surviving Corporation) to, amend, repeal or modify (in a manner adverse to the beneficiary thereof) any provision in such Person’s certificates of incorporation, bylaws, limited liability company agreement or comparable governing documents relating to the exculpation or indemnification of, or advancement of expenses to, any officers, directors or managers, it being the intent of the parties hereto that the officers, directors and managers of the Company Group on the date hereof shall continue to be entitled to such exculpation, indemnification and advancement to the full extent of the law.  Any amounts paid after Closing for indemnification to any officer, director or manager of the Company Group shall be included in the definition of Losses for purposes of Article 8 to the extent of any related breach of this Agreement.  The provisions of this Section 8.8 are intended to be for the benefit of, and enforceable by, each such beneficiary of such indemnification and such Person’s estate, heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have pursuant to law, the organizational documents of any member of the Company Group, contract or otherwise.  Prior to the Closing, the Company may elect (in its sole discretion) to purchase at its cost (which cost shall be included in the Sellers’ Transaction Expenses) an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s and its Subsidiaries’ directors and officers that shall provide such directors and officers with coverage for such time period and on such terms as the Company so determines.  The Surviving Corporation shall maintain such policy in full force and effect, and continue to honor its obligations thereunder.

8.9                               Tax Matters.

(a)                                                   The Company will promptly provide or make available to Purchaser copies of all Tax Returns that are to be filed by the Company and the Subsidiaries after the date of this Agreement and prior to the Closing Date.  The Company shall permit Purchaser to review and comment on each such Tax Return prior to filing it, providing Purchaser with a reasonable time for such review and comment, and shall reasonably and in good faith consider such revisions to such Tax Returns as are requested by Purchaser.  The Company will timely file, or cause to be timely filed, all such Tax Returns and shall pay all Taxes due with respect to such Tax Returns.  Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company Group which are filed after the Closing Date for any Taxable period ending on or prior to the Closing Date and for any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”).  No later than thirty (30) days prior to filing any income Tax Return, and no later than fourteen (14) days prior to filing any other type of Tax Return, Purchaser shall submit such Tax Return to the Sellers’ Representative for its review and comment, and Purchaser shall include all reasonable revisions to such Tax Returns as are reasonably requested by Sellers’ Representative.  Exclusive of any indemnification rights under Article 8, five (5) days prior to the filing of such Tax Returns, the Sellers shall pay to Purchaser any Taxes shown as due and owing on any such Tax Return with respect to a Pre-Closing Tax Period.

(b)                                                   Purchaser and its Affiliates (including on or after the Closing Date, the Company Group) shall not file, or cause to be filed, any restatement or amendment of, modification to, or claim for refund relating to, any Tax Return of any member of the Company Group for any Taxable period that begins prior to the Closing Date (regardless of whether such Taxable period ends prior to the Closing Date) without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, delayed or conditioned.

(c)                                                    Cooperation; Procedures Relating to Tax Claims.  Subject to the other provisions of this Section 8.9, Purchaser and the Sellers’ Representative, and their Affiliates, representatives, and employees, shall cooperate fully, as and to the extent reasonably requested, in connection with (i) the filing of Tax Returns, (ii) any audit, litigation or other proceeding with respect to Taxes and Tax Returns and (iii) the preparation of any financial statements to the extent related to Taxes.  Such cooperation shall include the retention, and (upon the other party’s request) the provision, of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, that the party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the party providing such assistance; provided, further, no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party.  Furthermore, the Sellers’ Representative shall have the right to control any audit, litigation or other proceeding with respect to Taxes and Tax Returns that relate to Taxable periods ending on or before the Closing Date.  The Purchaser shall provide the Sellers’ Representative with notice of any written inquiries, audits, examinations or proposed adjustments by the Internal Revenue Service or any other taxing authority, which relate to any such Taxable periods within ten (10) days of the receipt of such notice; provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Sellers have been materially prejudiced as a result of such failure.  Within five (5) days of the Sellers’ Representative’s receipt of such notice the Sellers’ Representative shall notify the Purchaser in writing whether it has elected to control such audit, litigation, or other proceeding.  If the Sellers’ Representative does not provide notice within five (5) days as described in the proceeding sentence or if the Sellers’ Representative elects not to control any such audit, litigation, or other proceeding, then Purchaser shall control such matter, provided, that (x) the Sellers’ Representative shall have the right to participate in any such matter at its sole cost and expense, (y) Purchaser shall keep the Sellers’ Representative reasonably informed of the status of such matter (including providing the Sellers’ Representative with copies of all written correspondence regarding such matter), and (z) to the extent that Purchaser, the Company Group or any of their Affiliates, as applicable, pay any amounts out-of-pocket with respect to the defense of such audit, litigation, or other proceeding, the Sellers shall promptly reimburse such Person for such amounts to the extent such defense is with respect to a Pre-Closing Tax Period.  Purchaser shall not settle any such proceedings without the Sellers’ Representative’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned.  If the Sellers’ Representative elects to control any such audit, litigation, or other proceeding then the Sellers’ Representative shall reasonably consult, in good faith with Purchaser before taking any action with respect to the conduct of such audit, litigation, or other proceeding, shall not settle such audit, litigation, or other proceeding without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, and Purchaser, and counsel of its own choosing, shall have the right to participate fully (at Purchaser’s sole cost and expense) in all aspects of the prosecution or defense of such audit, litigation, or other proceeding.  The provisions of this Section 8.9 shall govern the audit of any Tax Return for, or any other matter related to (including a breach of representations and warranties related to Taxes), any Taxable period ending on or prior to the Closing Date.  The Sellers’ Representative and Purchaser shall jointly control and participate in all proceedings taken in connection with any audit, litigation, or other proceeding relating to Taxes of the Company or any of its Subsidiaries for a Straddle Period, and shall bear their own respective costs and expenses.  Neither the Sellers’ Representative nor Purchaser shall settle any such audit, litigation, or other proceeding without the prior written consent of the other, which consent shall not be unreasonably withheld, delayed or conditioned (except as otherwise set forth herein).

(d)                                                   Refunds.  Any refunds of Taxes with respect to any Pre-Closing Tax Period that are received by Purchaser, the Company Group or the Surviving Corporation after the Closing Date, (any such refund, a “Pre-Closing Tax Refund”), shall be for the account of the Sellers (net of any Taxes thereon), and Purchaser shall pay over to Sellers’ Representative for the benefit of the Sellers any such Pre-Closing Tax Refund within fifteen (15) days after receipt thereof.  Notwithstanding the foregoing, any such refunds of Taxes shall be for the account of Purchaser to the extent such refunds of Taxes are attributable (determined on a marginal basis) to the carryback from a taxable period that begins after the Closing Date of items of loss, deduction or credit, or other Tax items, of the Company or any of its Subsidiaries (or any of their respective Affiliates, including Purchaser).  To the extent reasonably requested and at the Sellers’ sole cost and expense, Purchaser shall cooperate with Sellers’ Representative in obtaining such refunds, including through the filing of amended Tax Returns or refund claims, it being understood that (i) Purchaser shall not, and shall cause the Company Group to not, waive any carryback of net operating loss or other Tax attribute of any member of the Company Group generated or otherwise attributable to a Taxable period ending on or before or including the Closing Date if such waiver would reduce the amount due to Seller pursuant to this Section 8.9(d), (ii) Purchaser and the Company Group will carryback any net operating losses for Taxable periods ending on or before or including the Closing Date to prior Taxable periods as allowable by applicable Tax law and shall claim Tax refunds as a result of such carryback (including through the filing of amended Tax Returns), (iii) any such refunds will be claimed in cash rather than as a credit against future Tax liabilities, (iv) Purchaser and the Company Group shall cooperate with the Sellers’ Representative (for the benefit of the Sellers) in preparing and filing Tax Returns (including amendments of prior Tax Returns and claims for refunds, including claims for refunds on IRS Forms 1139 and/or 4466) for any Taxable period ending on or prior to the Closing Date and for any Straddle Period no later than thirty (30) days after the end of such period, (v) a Pre-Closing Tax Refund with respect to the portion of a Straddle Period ending on and including the Closing Date shall be determined in accordance with Section 8.9(e) and Purchaser shall pay over to the Sellers’ Representative (for the benefit of the Sellers) the actual and/or deemed Pre-Closing Tax Refund for such period (including estimated Taxes paid prior to the Closing Date) within ten (10) days after the filing of the Tax Return for such period, and (vii) to the extent Pre-Closing Tax Refunds are reduced because of the inability to close the tax year of any member of the Company Group on the Closing Date, then Purchaser shall pay over to the Sellers’ Representative (for the benefit of the Sellers) the amount of such reduction within ten (10) days of the filing of the Tax Return for the applicable Straddle Period.

(e)                                                    Straddle Period.  In the case of any Straddle Period, the amount of any Taxes based on or measured by income or receipts of the Company Group, imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company Group for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

(f)                                                     No party hereto nor any Affiliate thereof shall make an election under Section 338 of the Code or any similar provision of foreign, state or local law in respect of the transactions contemplated by this Agreement.

(g)                                                    To the extent there is conflict between this Section 8.9 and any other provision of this Agreement, this Section 8.9 will control.

(h)                                                   Any payments under this Agreement shall be treated by all parties as adjustments to the Final Merger Consideration.

(i)                                                       Prior to the Closing, the Company shall deliver to Purchaser a duly executed and acknowledged certificate, in form and substance acceptable to Purchaser and in compliance with the Code and Treasury Regulations, certifying that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h).

ARTICLE 9

MISCELLANEOUS

9.1                               Amendment and Waiver.  This Agreement may not be amended, altered or modified except by a written instrument executed by Purchaser and the Sellers’ Representative (on behalf of the Sellers, and prior to the Closing, the Company); provided, that Section 7.2(d), 9.11 and 9.13 (but, in each case, only with respect to the portion of such Sections as they directly and specifically relate (and only to the extent the portion of such Sections directly and specifically relate) to the Financing Sources) may not be amended in a manner adverse to the lenders under the Debt Commitment Letters without such Financing Sources’ prior written consent.  No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

9.2                               Notices.  All notices, demands and other communications to be given or delivered to Purchaser, the Company, or any Seller under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered one (1) Business Day after being sent by reputable overnight courier or when transmitted by facsimile or telecopy (transmission confirmed), to the addresses indicated below (unless another address is so specified in writing):

If to any Seller, the Sellers’ Representative or prior to the Closing, to the Company, then to:

c/o Gryphon Investors
One Maritime Plaza, 23rd Floor

San Francisco, CA 94111
Attention:                               R. David Andrews

Keith Stimson

Facsimile No.:  (415) 217-7447

with a copy, which shall not constitute notice, to:

Sheplers, Inc.
3211 Internet Blvd., Suite 300
Frisco, TX 75034-1851
Attention:                               Chief Executive Officer
Facsimile No.:  (469) 365-4966

Kirkland & Ellis LLP
555 California Street, Suite 2700
San Francisco, CA  94104
Attention:                               Noah Boyens

Facsimile No.:  (415) 439-1500

If to Purchaser, or after the Closing, to the Company, then to:

Boot Barn, Inc.
15776 Laguna Canyon Road
Irvine, CA 92618
Attention:                               James G. Conroy
Facsimile No.:  (949) 453-4401

and

Morgan, Lewis & Bockius LLP

355 S. Grand Avenue, Suite 4400

Los Angeles, California 90071

Attention:                               Cynthia M. Dunnett

Facsimile No.:  (213) 680-6499

9.3                               Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto without the prior written consent of Purchaser and the Sellers’ Representative, any attempted assignment without such prior written consent shall be void.  Notwithstanding the foregoing, Purchaser (i) may collaterally assign its rights under this Agreement in connection with any secured loan arrangement and (ii) may assign this Agreement to a wholly owned subsidiary of Purchaser; provided, however that, in the case of clauses (i) and (ii), no such assignment shall limit or affect the assignor’s obligations hereunder.

9.4                               Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.5                               No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and the parties intend that no rule of strict construction will be applied against any Person.  The use of the word “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation.  Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to documents and other information that are to be “made available”, “provided” to Purchaser or language to similar effect means that such information referred to (i) has been actually delivered (whether by email transmission or hand delivery) to Purchaser or its outside legal counsel, as applicable, or (ii) was posted on the electronic data room hosted by Intralinks, in each case at least two (2) Business Days prior to the date hereof.

9.6                               Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

9.7                               No Third-Party Beneficiaries.  Except as otherwise expressly set forth in this Agreement (including as set forth in Section 8.8 above), nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees or creditors of the Company Group; provided, that the lenders set forth in the Debt Commitment Letters are express third party beneficiaries for purposes of Section 7.2(d), Section 9.11 and Section 9.13.

9.8                               Specific Performance.

(a)                                                   Except as otherwise provided in this Agreement, including pursuant to Sections 7.2(a) through 7.2(d), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a party of any one such remedy will not preclude the exercise of any other such remedy.  The parties understand and agree that the covenants and undertakings on each of their parts herein contained are uniquely related to the desire of the parties and their respective Affiliates to consummate the transaction contemplated herein, that the transactions contemplated herein represent a unique business opportunity at a unique time for each of the Company and Purchaser and their respective Affiliates and further agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its terms and further agree that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor.  Accordingly, each party hereto agrees, on behalf of itself and its respective Subsidiaries, that, in the event of any breach or threatened breach by the Company, on the one hand, or Purchaser or Merger Sub, on the other hand, of any of its respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Purchaser or Merger Sub, on the other hand, shall, except as precluded by Sections 7.2(a) through 7.2(d), be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.  In the event that any action should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

(b)                                                   Notwithstanding anything to the contrary set forth herein, the parties hereby further acknowledge and agree that the Company shall be entitled to specific performance to cause Purchaser and/or Merger Sub to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 2.2, on the terms and subject to the conditions in this Agreement, only if (A) all conditions in Section 3.2 (other than those conditions that by their nature are to be satisfied at the Closing and those conditions that are not satisfied solely as a result of Purchaser’s or Merger Sub’s breach of this Agreement) have been satisfied at the time the Closing would have been required to occur pursuant to Section 2.2 and remain so satisfied or will be satisfied at the Closing, (B) Purchaser and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.2, (C) the Debt Financing has been funded or will be funded at the Closing and (D) the Company has irrevocably confirmed that if specific performance is granted and the Debt Financing is funded, then the Closing will occur.  Purchaser and Merger Sub shall use their reasonable best efforts to obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letters, and, if entered into prior to the Closing, the Debt Financing Documents.  In the event that all conditions to the Debt Financing have been satisfied, Purchaser and Merger Sub shall use their reasonable best efforts to cause the lenders and other persons providing the Debt Financing to fund such Debt Financing on the Closing Date on the terms and conditions detailed in the Debt Commitment Letters.  It is mutually agreed by each of the parties to this Agreement that nothing in this Section 9.8(b) or elsewhere in this Agreement shall require, or be deemed to require, Purchaser or Merger Sub to file suit or commence any proceeding against the persons providing the Debt Financing to cause such persons to fund such Debt Financing.

(c)                                                    Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (x) the Company has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.  To the extent any party hereto brings an action to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such, suit or proceeding, or (ii) such other time period established by the court presiding over such action (it being understood that this Section 9.8 shall not be deemed to alter, amend, supplement or otherwise modify the terms of any Commitment Letter (including the expiration or termination provisions thereof)).

9.9                               Complete Agreement.  This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

9.10                        Counterparts.  This Agreement may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument.

9.11                        Governing Law and Jurisdiction.

(a)                                                   This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  Each of the parties hereto hereby irrevocably submits to the jurisdiction of any state court sitting in the State of Delaware or United States federal court sitting in Wilmington, Delaware, over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts.  In the event of any litigation regarding or arising from this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable expenses, attorneys’ fees and costs incurred therein or in enforcement or collection of any judgment or award rendered therein.

(b)                                                   Notwithstanding anything in Section 9.11(a) to the contrary, each of the parties hereto agrees that it will not bring or support any action (whether at law, in equity, in contract, in tort or otherwise) against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).  The provisions of this Section 9.11(b) shall be enforceable by each Financing Source, its Affiliates and their respective successors and permitted assigns.

9.12                        Waiver of Jury Trial.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTION, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING ANY DISPUTE AGAINST THE FINANCING SOURCES ARISING OUT OF OR RELATING TO THE DEBT COMMITMENT LETTERS OR THIS AGREEMENT OR THE PERFORMANCE THEREOF.

9.13                        No Recourse.

(a)                                 Notwithstanding anything to the contrary provided in this Agreement, (i) in no event may the Sellers, the Company or any other Person seek or permit to be sought on behalf of the Sellers, the Company or any of their Affiliates or any other Person, any damages or any other recovery or judgment of any kind, in law or in equity, from any Purchaser Related Party in connection with this Agreement or the transactions contemplated hereby; provided, that in no event shall either of Purchaser or Merger Sub be considered a Purchaser Related Party for purposes of this Agreement, notwithstanding anything to the contrary contained herein, and (ii) the Company and each Seller acknowledge and agree that they have no right of recovery against, and no personal Liability shall attach to any such Purchaser Related Party, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of the Sellers or the Company against Purchaser or any Purchaser Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law in connection with this Agreement.

(b)                                 None of the Sellers or the Company shall have any rights or claims against any Financing Sources, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing whether at law or equity, in contract, in tort or otherwise, and the Financing Sources, solely in their respective capacities as such lenders or arrangers, shall not have any rights or claims against the Sellers in connection with the Debt Financing, whether at law or equity, in contract, in tort or otherwise.  For the avoidance of doubt, nothing contained herein shall restrict the ability of the Sellers and the Company to seek specific performance of Purchaser’s obligations hereunder in connection with the Debt Financing pursuant to and in accordance with, and subject to the limitations set forth in, Section 9.8(b).

(c)                                  The provisions of this Section 9.13 are intended to be for the benefit of the Purchaser, the Financing Sources and the other Purchaser Related Parties, and all such Purchaser Related Parties shall be third party beneficiaries hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above-written.

COMPANY:

SHEPLERS HOLDING CORPORATION

/s/ R. David Andrews
Name:	R. David Andrews
Title:	President and Chief Executive Officer

SELLERS’ REPRESENTATIVE:

GRYPHON PARTNERS III, L.P., solely as the Sellers’ Representative

By:	Gryphon GenPar III, LLC,
its General Partner

By:	/s/ R. David Andrews
	Name:	R. David Andrews
	Title:	Manager

PURCHASER:

BOOT BARN, INC.

/s/ James Conroy
Name:	James Conroy
Title:	President and CEO

MERGER SUB:

RODEO ACQUISITION CORP.

/s/ James Conroy
Name:	James Conroy
Title:	President and CEO

{Agreement and Plan of Merger}

S-1

GRYPHON PARTNERS III, L.P., solely as Guarantor

By:	Gryphon GenPar III, LLC,
its General Partner

By:	/s/ R. David Andrews
	Name:	R. David Andrews
	Title:	Manager

{Agreement and Plan of Merger}

S-2